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As filed with the Securities and Exchange Commission on September 24, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

MINNESOTA	41-0907483
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
BBC INSURANCE AGENCY, INC. (Exact name of registrant as specified in its charter)
MINNESOTA	41-2000251
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
BBC INVESTMENT CO. (Exact name of registrant as specified in its charter)
NEVADA	41-1822871
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
BBC PROPERTY CO. (Exact name of registrant as specified in its charter)
MINNESOTA	41-1788391
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
BEST BUY STORES, L.P. (Exact name of registrant as specified in its charter)
DELAWARE	41-1822872
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
BEST BUY PURCHASING LLC (Exact name of registrant as specified in its charter)
MINNESOTA	41-1989010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

BESTBUY.COM, INC. (Exact name of registrant as specified in its charter)
DELAWARE	41-1953804
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
BEST BUY CONCEPTS, INC. (Exact name of registrant as specified in its charter)
NEVADA	41-1842145
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
MAGNOLIA HI-FI, INC. (Exact name of registrant as specified in its charter)
WASHINGTON	91-0857815
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
MUSICLAND STORES CORPORATION (Exact name of registrant as specified in its charter)
DELAWARE	41-1623376
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
THE MUSICLAND GROUP, INC. (Exact name of registrant as specified in its charter)
DELAWARE	41-1307776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
MEDIA PLAY, INC. (Exact name of registrant as specified in its charter)
DELAWARE	41-1728077
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
MG FINANCIAL SERVICES, INC. (Exact name of registrant as specified in its charter)
DELAWARE	41-1734969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
MLG INTERNET, INC. (Exact name of registrant as specified in its charter)
DELAWARE	41-1922797
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

MUSICLAND RETAIL, INC. (Exact name of registrant as specified in its charter)
DELAWARE	41-1758283
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
ON CUE, INC. (Exact name of registrant as specified in its charter)
DELAWARE	41-1728078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
REQUEST MEDIA, INC. (Exact name of registrant as specified in its charter)
DELAWARE	41-1698455
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
SUNCOAST GROUP, INC. (Exact name of registrant as specified in its charter)
DELAWARE	41-1824095
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
SUNCOAST MOTION PICTURE COMPANY, INC. (Exact name of registrant as specified in its charter)
DELAWARE	41-1824093
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
SUNCOAST RETAIL, INC. (Exact name of registrant as specified in its charter)
DELAWARE	41-1824096
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
TMG CARIBBEAN, INC. (Exact name of registrant as specified in its charter)
DELAWARE	41-1659705
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

TMG-VIRGIN ISLANDS, INC. (Exact name of registrant as specified in its charter)
DELAWARE	41-1762477
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
REDLINE ENTERTAINMENT, INC. (Exact name of registrant as specified in its charter)
MINNESOTA	41-1928228
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7075 Flying Cloud Drive
Eden Prairie, Minnesota 55344
(952) 947-2000
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Joseph M. Joyce
Senior Vice President and General Counsel
Best Buy Co., Inc.
7075 Flying Cloud Drive
Eden Prairie, Minnesota 55344
(952) 947-2000
(Name and address, including zip code, and telephone
number, including area code, of agent for service of process)

Copies to:

Anne M. Rosenberg
Robins, Kaplan, Miller & Ciresi L.L.P.
2800 LaSalle Plaza
800 LaSalle Avenue
Minneapolis, Minnesota 55402
(612) 349-8500

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

    If this Registration Statement is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: / /

    If this Registration Statement is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit or share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Best Buy Co., Inc. Convertible Debentures due June 27, 2021	$492,400,000	$645.00	$317,598,000	$79,399.50

Guarantees of each Registrant other than Best Buy Co., Inc.	N/A	(3)	(3)	(3)

Best Buy Co., Inc. Common Stock ($.10 par value)	(4)	(4)	(4)	(4)

(1)
The debentures were issued at an initial issue price of $683.80 per $1,000 principal amount at maturity, which represents an aggregate initial issue price of $336,703,120 and an aggregate initial principal amount at maturity of $492,400,000.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the bid and asked prices of the debentures on the PORTAL system on September 21, 2001.

(3)
No separate consideration will be received for the guarantees of each Registrant other than Best Buy Co., Inc. with respect to the debentures and, pursuant to Rule 457(n), no fee is payable with respect thereto.

(4)
Includes such indeterminate number of shares of Best Buy Co., Inc. common stock as shall be issuable upon conversion of the debentures registered hereby, which are not subject to an additional registration fee pursuant to Rule 457(i).

    The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated September 24, 2001

Information contained in this prospectus is not complete and may be changed. The Selling Securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$492,400,000

BEST BUY CO., INC.
Convertible Debentures due June 27, 2021
Convertible into
Common Stock
Guaranteed as to Payment of Principal and Interest
by Certain Subsidiaries of Best Buy Co., Inc.

   We issued the debentures in a private placement in June 2001 to persons reasonably believed to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act of 1933, as amended, or the Securities Act. This prospectus will be used by selling securityholders to resell their debentures and the shares of common stock issuable upon conversion of their debentures.

   The debentures are our unsecured unsubordinated obligations. We issued the debentures at an issue price of $683.80 per debenture. The issue price represents an initial yield to maturity of 2.75% per annum, which will be reset (but not below 2.75% or above 3.75%) on December 27, 2003, December 27, 2008 and December 27, 2013. We are paying a portion of the yield to maturity as cash interest at a rate of 1.00% per annum on the issue price in the manner described herein semi-annually in arrears on June 27 and December 27 of each year, commencing December 27, 2001. If an increased yield to maturity is in effect for a particular semi-annual period, we will pay a portion of the increased yield to maturity as cash interest at a rate of up to 0.25% per annum (up to 0.125% per semi-annual period of the accreted value, as defined herein, of the debentures and the remaining increased yield to maturity, if any, will accrete and will be payable at maturity, redemption or the date of purchase. We may elect to pay additional cash interest on the debentures in lieu of accreting interest on the debentures following a tax event (as defined herein). The debentures are guaranteed by our restricted subsidiaries in the manner described herein. The debentures are designated for trading in The PortalSM Market, a subsidiary of The Nasdaq Stock Market, Inc.

   On or after June 27, 2004, we may redeem for cash all or part of the debentures that have not previously been converted or purchased at a price equal to the accreted value of the debentures plus accrued and unpaid cash interest up to but not including the date of redemption. Holders may require us to purchase all or part of their debentures on June 27, 2004, June 27, 2009 and June 27, 2014 at a price equal to the accreted value of the debentures plus accrued and unpaid cash interest up to but not including the date of purchase. We may choose to pay the purchase price in cash, shares of our common stock or a combination of cash and shares of our common stock. In addition, upon a change of control (as defined herein), each holder may require us to purchase for cash all or a portion of such holder's debentures.

   Holders may surrender their debentures for conversion into shares of our common stock at a conversion rate of 7.8714 shares of our common stock per debenture. This is equivalent to an initial conversion price of $86.87 per share, subject to adjustment in some events. Holders may surrender their debentures for conversion if any of the following conditions is satisfied:

  •
  if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the trading day prior to the day of surrender is more than the applicable percentage (which will initially be 120% and will decline over the life of the debentures to 110% as described herein) of the accreted conversion price (as defined herein) per share of our common stock at such preceding trading day;

  •
  if our senior long-term unsecured credit ratings are downgraded by Moody's Investors Service, Inc. to below Ba1 and by Standard & Poor's Rating Services to below BB+;

  •
  if we have called the debentures for redemption; or

  •
  upon the occurrence of specified corporate transactions.

   The outstanding shares of our common stock are listed on the New York Stock Exchange under the symbol "BBY." On September 21, 2001, the closing sale price on the New York Stock Exchange for our common stock was $43.40.

   Investing in the debentures and our common stock involves risks. See "Risks Related to the Debentures" on page 12.

   We will not receive any of the proceeds from the sale of the debentures or the underlying common stock by any of the selling securityholders. The debentures and the underlying common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the underlying common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See "Plan of Distribution." The selling securityholders may be considered "underwriters" as defined in the Securities Act. Any profits realized by the selling securityholders may be considered to be underwriting commissions. If the selling securityholders use any broker-dealers, any commissions paid to broker-dealers and, if broker-dealers purchase any debentures or underlying common stock as principals, any profits received by the broker-dealers on the resale of the debentures or the underlying common stock, may be considered to be underwriting discounts or commissions under the Securities Act.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is     , 2001.

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended (the "Exchange Act"), provide a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies. With the exception of historical information, the matters discussed in this prospectus or in any document incorporated by reference in this prospectus are forward-looking statements and may be identified by the use of words such as "believe," "expect," "anticipate," "plan," "estimate," "intend" and "potential." Such statements reflect our current view with respect to future events and are subject to certain risks, uncertainties and assumptions. A variety of factors could cause our actual results to differ materially from the anticipated results expressed in such forward-looking statements, including, among other things:

  •
  general economic conditions;

  •
  acquisitions and development of new businesses;

  •
  product availability;

  •
  sales volumes;

  •
  profit margins;

  •
  weather;

  •
  availability of suitable real estate locations; and

  •
  the impact of labor markets and new product introductions on our overall profitability.

    You should review our Current Report on Form 8-K filed on May 16, 2001, that describes additional important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements made in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with SEC under the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, DC 20549

    You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549.

    The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

    You can also inspect reports, proxy statements and other information about our company at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    We incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We are incorporating by reference the documents set forth below that we have filed with the SEC and our future filings with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the sale of all of the debentures covered by this prospectus. These documents contain important information about us and our financial condition.

  •
  Annual Report on Form 10-K for year ended March 3, 2001;

  •
  Proxy Statement for the 2001 Regular Meeting of Shareholders, dated May 17, 2001;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 2, 2001;

  •
  Current Report on Form 8-K filed June 26, 2001;

  •
  Current Report on Form 8-K filed July 19, 2001;

  •
  Current Report on Form 8-K filed August 24, 2001; and

  •
  Current Report on Form 8-K filed September 19, 2001.

    Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this prospectus, the exhibit will also be provided without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by calling us at the following address or telephone number:

Best Buy Co., Inc.
7075 Flying Cloud Drive
Eden Prairie, Minnesota 55344
(952) 947-2000
Attn: Investor Relations Department

    You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover page of this prospectus. Neither the delivery of this prospectus nor the sale of the debentures creates any implication to the contrary.

SUMMARY

    The following summary may not contain all of the information that may be important to you. You should read the entire prospectus, as well as information incorporated by reference, before making an investment decision. When used in this prospectus, in each case unless otherwise specified, the terms "Best Buy," "we," "our" and "us" refer to Best Buy Co., Inc. and its consolidated subsidiaries, and the term "Best Buy Retail" refers to the operations of Best Buy engaged in the retail sale of products under the brand names Best Buy and BestBuy.com. In this prospectus, we refer to a number of Web sites maintained by Best Buy. These Web sites are not a part of this prospectus.

Best Buy

    We are the nation's number one specialty retailer of consumer electronics, home office equipment, entertainment software and appliances, with revenues for our fiscal year ended March 3, 2001, of $15.3 billion ($17.1 billion on a pro forma basis as though the acquisition of Musicland Stores Corporation had been completed as of the beginning of the fiscal year). We operate retail stores and commercial Web sites under the brand names Best Buy (BestBuy.com), Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com), Suncoast (Suncoast.com) and Magnolia Hi-Fi (MagnoliaHiFi.com).

    We began in 1966 as an audio components retailer, and in the early 1980s, with the introduction of the videocassette recorder, expanded into video products. In 1983, we revised our marketing strategy and began using mass-merchandising techniques, including offering a wider variety of products and operating stores under a "superstore" format. In 1989, we dramatically changed our method of retailing by introducing a self-service, noncommissioned, discount-style store format designed to give the customer more control over the purchasing process. The Best Buy store format has continued to evolve to include more interactive displays and, for some products, a higher level of customer service, with the latest version expected to result in a more effective labor model and improved merchandising.

    As of our most recent fiscal year end, we operated 419 Best Buy Retail stores in 41 states, each averaging 45,400 square feet with average annual sales per store of nearly $39 million. In addition, in fiscal 2001, Best Buy Retail re-launched its commercial Web site, BestBuy.com, which sells products over the Internet in all of Best Buy Retail's principal product categories except appliances. We view the site as part of a fully integrated "clicks-and-mortar" strategy for Best Buy, offering a consistent and synchronized experience across both stores and Internet channels while tapping the unique advantages of each.

    In the fourth quarter of fiscal 2001, we acquired both Musicland Stores Corporation, one of the largest national retailers of pre-recorded music, movies and other entertainment-related products, and Magnolia Hi-Fi, Inc., a Seattle-based retailer of top-of-the-line consumer electronics, including audio and video home theater systems. Musicland operates through mall-based music and video stores under the brand names Sam Goody and Suncoast, rural On Cue stores and metropolitan, large-format Media Play stores. Musicland adds approximately 1,300 stores in 49 states, the District of Columbia, the Commonwealth of Puerto Rico and the Virgin Islands, with 8.8 million total retail square feet. Magnolia adds 13 stores in Washington, Oregon and California that average 10,200 square feet with average annual sales per store of $8.4 million.

    Our vision is to be at the intersection of technology and life. Our business strategy is to bring technology and consumers together in a retail environment that focuses on educating consumers on the features and benefits of technology and entertainment while maximizing overall profitability. We believe that Best Buy Retail stores offer consumers meaningful advantages in store environment, product value, selection and service, all of which further Best Buy Retail's objective of achieving a significant market share in the markets it serves. The acquisitions of Musicland and Magnolia give us access to new distribution channels, new customers and the ability to leverage Best Buy Retail's core competencies to their operations. We also expect to accrue additional benefits from the cross merchandising of products and information sharing across distribution channels.

    We are a Minnesota corporation whose principal executive offices are located at 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344. Our telephone number is (952) 947-2000.

    For additional information regarding our business, please see our Annual Report on Form 10-K for the fiscal year ended March 3, 2001 and our other filings with the SEC which are incorporated by reference into this prospectus. See "Where You Can Find More Information."

Recent Developments

    On July 13, 2001, our wholly-owned indirect subsidiary, The Musicland Group, Inc., initiated a cash tender offer and consent solicitation with respect to its outstanding 9.875% senior subordinated notes due in 2008. Approximately 97% of the outstanding notes had been tendered prior to the expiration of the tender offer on August 10, 2001. The aggregate purchase price paid on the notes was approximately $166 million, which includes consent payments and accrued interest. The tender offer required holders tendering the notes to consent to the removal of restrictive covenants and certain events of default that were included in the original indenture when the notes were issued. These particular provisions were removed in accordance with the consent of more than a majority in principal amount of the notes.

    On August 14, 2001, we announced our plans to acquire Future Shop Ltd., the largest Canadian retailer of consumer electronics, for $580 million (Canadian), or approximately $377 Million (U.S.) as of such date. The acquisition is to be made pursuant to a cash tender offer initiated August 23, 2001, for all outstanding Future Shop shares at a price of $17.00 (Canadian), or approximately $11.05 (U.S.) as of such date, per share. Burnaby, B.C.-based Future Shop operates 88 stores throughout Canada. Holders of approximately 68.6% of the Future Shop common stock, on a fully-diluted basis, have agreed to deposit and not withdraw their Future Shop shares pursuant to the tender offer, subject to termination in certain circumstances. Following consummation of the acquisition, expected to occur in October 2001 subject to regulatory approvals, Future Shop will operate as our separate Canadian subsidiary.

The Debentures

Debentures	$492,400,000 aggregate principal amount at maturity of our Convertible Debentures due June 27, 2021, each debenture having a principal amount at maturity of $1,000, subject to an upward adjustment as described below.
Maturity	June 27, 2021.
Yield to Maturity; Cash Interest
The debentures accrete in value such that the initial yield to maturity is 2.75% per annum, which will be reset on December 27, 2003, December 27, 2008 and December 27, 2013 to a rate per annum equal to the five-year treasury rate (as defined herein) minus 1.90%. In no event, however, will the yield to maturity be reset below 2.75% per annum or above 3.75% per annum.

We pay a portion of the yield to maturity as cash interest on the debentures at a rate of 1.00% per annum on the issue price of the debentures, payable semi-annually in arrears on June 27 and December 27 of each year, commencing December 27, 2001.

If an increased yield to maturity is in effect for a particular semi-annual period, we will also pay a portion of the increased yield to maturity as cash interest at a rate of up to 0.25% per annum (up to 0.125% per semi-annual period) of the accreted value of the debentures and the remaining increase, if any, will accrete and will be payable at maturity, redemption or the date of purchase.
We will compute accretion and cash interest for each semi-annual period ending on June 12 and December 12 of each year on the basis of a 360-day year comprised of twelve 30-day months.

Optional Conversion to Semi-Annual Coupon Debentures upon a Tax Event
From and after the occurrence of a tax event, at our option, additional cash interest will accrue on each debenture from the date on which we exercise such option at a rate per annum equal to the yield to maturity then in effect in respect of the debentures less the portion of the yield to maturity paid as cash interest on the restated principal amount of each debenture (i.e., the accreted value of the debenture plus any accrued and unpaid cash interest to the date we exercise such option) and will be payable semi-annually on each interest payment date to holders of record at the close of business on each regular record date immediately preceding such interest payment date. The additional cash interest rate will also be subject to the same reset provisions described above under "Yield to Maturity; Cash Interest." Such additional cash interest will be computed on the basis of a 360-day year comprised of twelve 30-day months, will initially accrue from the option exercise date (as defined herein) and thereafter from the most recent date to which such interest has been paid or duly provided and will be payable semi-annually in arrears on June 27 and December 27 of each year. In such an event, the redemption price, purchase price and change of control purchase price will be adjusted as described herein. However, there will be no changes in a holder's conversion rights.
Conversion Rights
For each debenture surrendered for conversion, a holder will receive 7.8714 shares of our common stock. The conversion rate will be adjusted for certain reasons specified in the indenture, but will not be adjusted for accretion. Upon conversion, a holder will not receive any cash payment representing accretion on the debentures or accrued and unpaid cash interest. Instead, accretion on the debentures and accrued and unpaid cash interest will be deemed paid by the common stock received by the holder on conversion.

Holders may convert their debentures at any time into shares of our common stock if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the trading day prior to the date of conversion is more than the applicable percentage (which will initially be 120% and will decline by 0.50% on each anniversary of the date of original issue of the debentures over the life of the debentures to 110%) of the accreted conversion price per share of our common stock at such preceding trading day. Even if the foregoing condition is not satisfied, holders may convert their debentures if our senior long-term unsecured credit ratings are downgraded by Moody's and S&P to below Ba1 and BB+, respectively. In addition, debentures called for redemption may be surrendered for conversion until the close of business on the business day prior to the redemption date, or if we make a significant distribution to holders of our common stock or if we are a party to specified consolidations, mergers or transfers or leases of all or substantially all of our assets, holders may surrender debentures for conversion. The ability to surrender debentures for conversion will expire at the close of business on June 27, 2021, unless the debentures previously have been redeemed or purchased.

We have the option to designate a financial institution to which debentures surrendered for conversion by a holder of debentures will be initially offered by the conversion agent for exchange in lieu of us converting those debentures. In order to accept debentures surrendered for conversion, the designated institution must agree to exchange for those debentures a number of shares of our common stock equal to the number of shares the holder of those debentures would receive upon conversion, plus cash for any fractional shares. If the designated institution declines to accept for exchange any debentures in whole or in part, or if the designated institution agrees to accept any debentures for exchange but does not timely deliver the related shares of our common stock, those debentures or parts of debentures will be converted.
Ranking
The debentures are our unsecured unsubordinated obligations and rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The indenture for the debentures does not contain restrictions on the incurrence of indebtedness, including additional senior indebtedness, by us.
Subsidiary Guarantors
All of our restricted subsidiaries (as defined herein) have guaranteed the debentures. Each guarantee ranks equal in right of payment with all other existing and future unsecured and unsubordinated indebtedness of the guarantor. The guarantee of a guarantor will be automatically released upon certain events.
Sinking Fund	None.

Redemption of Debentures at Our Option
We may redeem all or a portion of the debentures for cash at any time on or after June 27, 2004, at a redemption price equal to the accreted value of the debentures plus accrued and unpaid cash interest up to but not including the date of redemption. "Accreted value" for a debenture means, as of any date, the sum of the issue price of such debenture and the accretion in value on such debenture based on the yield to maturity from time to time in effect less the portion of the yield to maturity paid as cash interest from the date of issuance up to but not including such redemption date.
Purchase of Debentures at the Option of the Holder
Holders may require us to purchase all or a portion of their debentures on June 27, 2004, June 27, 2009 or June 27, 2014 at a purchase price equal to the accreted value of the debentures plus accrued and unpaid cash interest up to but not including the purchase date.
Change of Control
We may choose to pay the purchase price in cash, shares of our common stock or a combination of cash and common stock. If a change of control (as defined herein) occurs, each holder of debentures will have the right, at the holder's option, to require us to purchase for cash all or a portion of such holder's debentures at a purchase price equal to the accreted value of the debentures plus accrued and unpaid cash interest up to but not including the change of control purchase date.
Events of Default
If there is an event of default on the debentures, an amount equal to the accreted value (or, if applicable, the restated principal amount upon the occurrence of a tax event) of the debentures, plus accrued and unpaid cash interest in respect of the debentures, may be declared immediately due and payable. These amounts automatically become due and payable in certain circumstances.
DTC Eligibility
The debentures were issued in book-entry form and are represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company ("DTC") in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.

United States Federal Income Tax Considerations
We treat the debentures as indebtedness subject to the U.S. Treasury regulations governing contingent payment debt instruments. Each holder agrees, for U.S. federal income tax purposes, to treat the debentures as "contingent payment debt instruments" and to be bound by our application of the Treasury Regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for federal income tax purposes is 6.75%, which is the rate comparable to the rate at which we have determined we would borrow on a noncontingent, nonconvertible borrowing with terms and conditions otherwise comparable to the debentures (including the level of subordination, term, timing of payments and general market conditions). Accordingly, each holder is required to accrue interest on a constant yield to maturity basis at that rate, with the result that the holder will recognize taxable income significantly in excess of any cash received while the debentures are outstanding. In addition, a holder will recognize ordinary income upon a conversion of a debenture into our common stock equal to the excess, if any, between the value of our common stock received on the conversion and the sum of the original purchase price of the holder's debenture, accretion thereon and accrued and unpaid cash interest, as well as ordinary income or loss upon sale of the debenture. However, there is some uncertainty as to the proper application of the Treasury regulations that govern contingent payment debt instruments to a holder of a debenture, and if our treatment were successfully challenged by the Internal Revenue Service, it might be determined that, among other differences, a holder should have accrued interest income at a lower rate, should not have recognized ordinary income upon the conversion, and should have recognized capital rather than ordinary income or loss upon a taxable disposition of its debenture.

HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX TREATMENT OF THE DEBENTURES AND WHETHER A PURCHASE OF THE DEBENTURES IS ADVISABLE IN LIGHT OF THE AGREED UPON TAX TREATMENT AND THE HOLDER'S PARTICULAR TAX SITUATION.
Transfer Restrictions
The debentures, the guarantees and the shares of our common stock issuable upon conversion of the debentures may not be offered or sold except pursuant to a transaction registered in accordance with or exempt from, to the registration requirements of the Securities Act and applicable state laws.

RISKS RELATED TO THE DEBENTURES

    Prospective investors should carefully consider the following formation with the other information contained in this prospectus before purchasing the debentures.

You should consider the United States federal income tax consequences of owning the debentures.

    While the proper tax treatment of a holder of the debentures is uncertain, we and each holder have agreed in the indenture to treat the debentures as "contingent payment debt instruments" and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments. Pursuant to this agreement, a holder will be required to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing (6.75%). A holder will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, under the indenture, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion or redemption of the debentures at a gain. See "Certain United States Federal Income Tax Considerations."

An active trading market for the debentures may not develop.

    We cannot assure you that an active trading market for the debentures will develop or as to the liquidity or sustainability of any such market, the ability of holders to sell their debentures or the price at which holders of the debentures will be able to sell their debentures. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

We may not be able to raise the funds necessary to finance a change in control purchase.

    Upon the occurrence of specific kinds of changes in control events occurring on or before June 27, 2021, holders of debentures may require us to purchase their debentures for cash. However, it is possible that we would not have sufficient funds at that time to make the required purchase of debentures. See "Description of Debentures—Purchase at Option of Holder Upon a Change of Control."

The value of the conversion rights associated with the debentures may be substantially lessened or eliminated if we are a party to a merger, consolidation or other similar transaction.

    If we are a party to a consolidation, merger or transfer or lease of all or substantially all of our assets pursuant to which our common stock would be converted into cash, securities or other assets, the debentures would become convertible solely into such cash, securities or other assets. As a result, the value of the conversion rights associated with the debentures may be substantially lessened or eliminated since you would no longer be able to convert your debenture into shares of our common stock. See "Description of Debentures—Conversion Rights—Conversion Rate and Delivery of Our Common Shares."

Our business is subject to quarterly fluctuations and seasonality.

    Similar to most retailers, our business is seasonal, with revenues and earnings being generally lower during the first half of each fiscal year and greater during the second half of each fiscal year, which includes the year-end holiday season. In addition, our working capital needs are seasonal, with our greatest working capital requirements occurring during the second half of each fiscal year. Accordingly, our operating results may be affected by holiday spending patterns, as well as the timing of new store openings and general economic conditions.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth our selected consolidated financial information and certain operating data for the last five fiscal years. This information was derived from our audited consolidated financial statements.

    We have prepared our consolidated financial statements in accordance with accounting principles generally accepted in the United States, and our financial statements have been audited by Ernst & Young LLP, independent auditors. The following information is only a summary. It should be read in conjunction with our audited consolidated financial statements and related notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" in our Annual Report on Form 10-K for the fiscal year ended March 3, 2001, and all subsequent SEC filings, each as incorporated by reference into this prospectus.

	Fiscal Year(1)
	1997	1998	1999	2000	2001(2)	Pro Forma 2001(3)
	($ in thousands, except per share amounts and operating data)
Statement of Earnings Data
Revenues	$7,757,692	$8,337,762	$10,064,646	$12,494,023	$15,326,552	$17,078,464
Gross profit	1,045,890	1,311,688	1,814,523	2,393,429	3,059,093	3,710,328
Selling, general and administrative expenses	1,005,675	1,145,280	1,463,281	1,854,170	2,454,785	3,023,200
Operating income	40,215	166,408	351,242	539,259	604,308	687,128
Net earnings (loss)	(6,177)	81,938	216,282	347,070	395,839	417,229
Net earnings (loss) per share:
Basic	$(.04)	$.47	$1.09	$1.70	$1.92	$2.02
Diluted	$(.04)	$.46	$1.03	$1.63	$1.86	$1.96
Balance Sheet Data
Working capital	$563,083	$666,172	$662,111	$453,411	$213,965	—
Total assets	1,740,399	2,070,371	2,531,623	2,995,342	4,839,587	—
Long-term debt, including current portion	238,016	225,322	60,597	30,650	295,949	—
Convertible preferred securities	230,000	229,854	—	—	—	—
Shareholders' equity	428,796	535,712	1,033,945	1,095,985	1,821,928	—
Operating Data
EBITDA(4)	$107,031	$234,737	$424,867	$642,966	$771,675	—
Comparable store sales change(5)	(4.7)%	2.0%	13.5%	11.1%	4.9%	—
Inventory turns(6)	4.6	5.6	6.6	7.2	7.6	—
Average revenues per store(7)	$29,300	$29,600	$33,700	$37,200	$38,900	—
Number of stores:
Best Buy Retail	272	284	311	357	419	—
Musicland	—	—	—	—	1,309	—
Magnolia	—	—	—	—	13	—
Total retail square footage (000s):
Best Buy Retail	12,026	12,694	14,017	16,205	19,010	—
Musicland	—	—	—	—	8,772	—
Magnolia	—	—	—	—	133	—

(1)
Our fiscal year is a 52/53 week period ending on the Saturday closest to the last day of February each year. Fiscal 2001 included 53 weeks and ended on March 3, 2001. All other periods presented included 52 weeks.

(2)
During the fourth quarter of fiscal 2001, we acquired the common stock of Musicland Stores Corporation and Magnolia Hi-Fi, Inc. The results of operations of those businesses are included from their dates of acquisition.

(3)
Pro forma information for fiscal 2001 shows unaudited pro forma results of operations of Best Buy Retail and Musicland for fiscal 2001 as though that acquisition had been completed as of the beginning of the fiscal year and includes amortization of goodwill. The information above does not necessarily represent what actual results would have been, had the acquisition taken place at the beginning of the fiscal year. Expenses associated with post-acquisition integration and store transformation activities are not included in the pro forma results. Additionally, anticipated changes to operations, including the impact of changes in product assortment at Musicland stores and expected expense savings and synergies, are not reflected.

(4)
EBITDA means operating income plus depreciation and amortization. EBITDA is presented because we believe it is an indicator of our ability to incur and service debt and is used by our lenders in determining compliance with financial covenants. However, EBITDA should not be considered as an alternative to cash flow from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. Our definition of EBITDA may differ from definitions of EBITDA used by other companies.

(5)
Comparable stores are stores open at least 14 full months and for all periods presented reflect Best Buy Retail stores only.

(6)
Inventory turns reflect Best Buy Retail stores only and are calculated based upon a monthly average of inventory balances.

(7)
Average revenues per store reflect Best Buy Retail stores only and are based upon total revenues for the period divided by the weighted average number of stores open during such period.

RATIO OF EARNINGS TO FIXED CHARGES

    Our ratio of earnings to fixed charges for each of the periods shown is as follows:

	Three Months Ended		Fiscal Year
	6/2/2001	5/27/2000	1997	1998	1999	2000	2001
Ratio of earnings to fixed charges	3.15	6.73	0.89	2.51	5.56	8.62	7.62

    We have computed the ratios of earnings to fixed charges shown above by dividing earnings available for fixed charges by fixed charges. For this purpose, "earnings available for fixed charges" consist of pretax income (loss) from continuing operations before extraordinary items plus fixed charges and amortization of capitalized interest, less capitalized interest. "Fixed charges" consist of interest expense, capitalized interest and an estimate of the interest within rental expense. We were unable to cover approximately $10.1 million fixed charges in fiscal 1997.

    In the fourth quarter of fiscal 2001, we acquired both Musicland and Magnolia. These acquisitions were accounted for as purchases, with the company as the acquiror for accounting purposes. The ratio of earnings to fixed charges for fiscal 2001 include the earnings and fixed charges of Musicland and Magnolia only for a portion of the fourth quarter of fiscal 2001. The ratios of earnings to fixed charges for fiscal 1997, 1998, 1999 and 2000 include only the earnings and fixed charges of the Best Buy Retail operations.

USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of the debentures or the underlying common stock by the selling securityholders.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    Our common stock is listed and traded on the New York Stock Exchange under the symbol "BBY." The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as quoted on the New York Stock Exchange.

	High	Low
Fiscal 2000:
First quarter ended May 29, 1999	$57.38	$40.50
Second quarter ended August 28, 1999	80.50	44.25
Third quarter ended November 27, 1999	72.81	45.88
Fourth quarter ended February 26, 2000	67.00	42.00
Fiscal 2001:
First quarter ended May 27, 2000	$88.88	$47.25
Second quarter ended August 26, 2000	80.69	57.50
Third quarter ended November 25, 2000	74.13	30.50
Fourth quarter ended March 3, 2001	51.00	21.00
Fiscal 2002:
First quarter ended June 2, 2001	$62.35	$33.63
Second quarter ended September 1, 2001	69.90	53.18
Third quarter (through September 21, 2001)	60.95	43.00

    The stock market generally, and the stocks of companies in the retailing industry in particular have, from time to time, experienced substantial price and volume fluctuations. These fluctuations may be unrelated to the operating performance of particular companies. Various factors and events, such as announcements by us or our competitors of monthly sales figures and comparable store sales results, expansion plans, the loss of a major supplier, changes in general economic conditions or other factors, may also contribute to stock price volatility. Most retailers, including the company, derive a significant portion of their revenues and earnings during the year-end holiday season, and the price of our common stock may be subject to fluctuation based upon general expectations for holiday spending levels and patterns.

    We have not paid cash dividends historically on our common stock and do not presently intend to pay any dividends on our common stock for the foreseeable future. Our bank line of credit and certain other financing arrangements restrict our ability to pay dividends on our common stock.

DESCRIPTION OF DEBENTURES

    The debentures were issued under an indenture, dated as of June 27, 2001, between us and Wells Fargo Bank Minnesota, National Association, as trustee (the "trustee"). A copy of the indenture may be obtained from us upon written request. The statements under this caption relating to the indenture and the debentures are summaries and do not purport to be complete. These summaries make use of a number of terms defined in the indenture and are qualified in their entirety by express reference to the indenture. The indenture will be qualified under the Trust Indenture Act of 1939 and the terms of the debentures will include those made a part of the indenture by reference to such act. For purposes of this section, the terms "we," "us" and "our" means only Best Buy Co., Inc. and not its subsidiaries.

General

    The debentures are our general unsecured unsubordinated obligations and have an aggregate principal amount at maturity of $492,400,000, subject to an upward adjustment as described below. The debentures were initially offered at an issue price to investors of $683.80 per debenture, with an initial principal amount at maturity of $1,000 per debenture. The principal amount at maturity of each debenture may exceed $1,000 in the event there is a reset in the yield to maturity to a rate in excess of 3.00% per annum. The debentures will accrete in value such that the initial yield to maturity will be 2.75% per annum. The debentures will mature on June 27, 2021 unless earlier redeemed at our option, converted into our common stock at the option of the holder or repurchased by us at the option of the holder.

    We will pay a portion of the yield to maturity as cash interest at a rate of 1.00% per annum on the issue price (which represents approximately 0.684% per annum on the initial principal amount at maturity) semi-annually in arrears on June 27 and December 27, commencing December 27, 2001, to the registered holders of record on the preceding June 12 and December 12, respectively. Such cash interest will be calculated on the basis of a 360-day year of twelve 30-day months.

    On December 27, 2003, December 27, 2008 and December 27, 2013, the yield to maturity on the debentures will be reset to a rate per annum equal to the five-year treasury rate minus 1.90%. However, in no event will the yield to maturity be reset below 2.75% per annum or above 3.75% per annum. If an increased yield to maturity is in effect for a particular semi-annual period, we will pay a portion of the increased yield to maturity as cash interest at a rate of up to 0.25% per annum (up to 0.125% per semi-annual period) of the accreted value of the debentures and the remaining increase, if any, will accrete and will be payable at maturity, redemption or the date of purchase.

    The "five-year treasury rate" means, with respect to any reset date, the U.S. Treasury yield displayed on the Bloomberg Service screen accessed by the command which is currently "GT5 [GOVT] HP [GO]" (currently page 066) (or any successor or substitute page and command of such service providing rate quotations comparable to those currently provided on such page of such service) specified as the last reported yield applicable to U.S. Treasury Notes at the close of business on the date that is 120 days prior to such reset date (or, if such date is not a business day, on the next succeeding date which is a business day) or, if such yield is not available at such time for any reason, the "five-year treasury rate" with respect to such reset date shall mean the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) for direct obligations of the United States of America having a maturity that is equal to five years, as published weekly by the Federal Reserve Board in "Federal Reserve Statistical Release H.15(519)—Selected Interest Rates" or any successor publication, specified as the closing rate applicable to five-year U.S. Treasury Notes for the date that is 120 days prior to such reset date (or if such date is not a business day, on the next succeeding date which is a business day).

    The debentures and the indenture are guaranteed by each of our restricted subsidiaries. Our future restricted subsidiaries, if any, will be required to guarantee the debentures and the indenture under the circumstances described below under "—Obligation to Provide Subsidiary Guarantees." Our unrestricted subsidiaries (which refers to any of our subsidiaries properly designated as such by our board of directors) will not be required to provide guarantees of the debentures and the indenture. Claims against the assets of any unrestricted subsidiary will be effectively junior to the claims of that subsidiary's own creditors, whether or not those creditors' claims are secured by liens on the assets of that subsidiary.

    The guarantees (i) are senior unsecured obligations of each of the guarantors; (ii) rank equal in right of payment with all other existing and future unsecured and unsubordinated indebtedness of each the guarantors; and (iii) will be automatically released upon the occurrence of specified events, as discussed below under "—Subsidiary Guarantees."

    The indenture will not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. The indenture will contain no covenants or other provisions to afford protection to holders of debentures in the event of a highly leveraged transaction or a change in control of us except to the extent described under "—Purchase at Option of Holder Upon a Change of Control."

    See "—Book-Entry Delivery and Form" for information regarding the form, documents and mechanics for transferring the debentures.

Subsidiary Guarantees

    Each of our current (and, if any, future) restricted subsidiaries have jointly and severally guaranteed our obligations under the debentures and the indenture, subject to release as described in the following paragraph. A "restricted subsidiary" is any subsidiary of ours other than an unrestricted subsidiary. Each guarantee ranks equal in right of payment with all other existing and future unsecured and unsubordinated indebtedness of that guarantor, including obligations under our existing credit facility. The obligations of each guarantor under its guarantee is limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.

    The guarantee of a restricted subsidiary of the debentures and the indenture will be released automatically upon:

  •
  the release of all payment obligations of that restricted subsidiary relating to any existing or future indebtedness under one or more of our Credit Facilities (as defined in the indenture), of that subsidiary or any of our other restricted subsidiaries; provided, that in the event that any indebtedness under one or more Credit Facilities is subsequently incurred or guaranteed by that released restricted subsidiary, we will cause that subsidiary to unconditionally guarantee all of our obligations under the debentures and the indenture on the terms set forth in the indenture and execute and deliver further documents as described below under "—Obligation to Provide Subsidiary Guarantees;" or

  •
  the sale or disposition, whether by consolidation, merger, stock purchase, asset sale or otherwise, of that restricted subsidiary, or substantially all of its assets, to a person other than us or a subsidiary; provided that we shall have delivered to the trustee an officers' certificate to the effect that immediately after, and taking into account, that sale or disposition, no default or event of default shall have occurred and be continuing under the indenture; and provided further that a termination will occur only to the extent that all obligations of that restricted subsidiary in respect of any indebtedness under all of our Credit Facilities or those of any of our restricted subsidiaries, and under all of its pledges of assets or other security interests which secure indebtedness under all of our Credit Facilities and those of any of our restricted subsidiaries, shall also terminate upon such sale or disposition; or

  •
  upon legal or covenant defeasance of our obligations under the indenture; or

  •
  if we properly designate that restricted subsidiary as an unrestricted subsidiary.

    All but one of our subsidiaries existing on the issue date of the debentures were restricted subsidiaries. Except as set forth in the following sentence, all of our future subsidiaries will be restricted subsidiaries for purposes of the indenture. Our board of directors may designate any of our subsidiaries as an unrestricted subsidiary and therefore not subject to the covenant of the indenture concerning becoming a guarantor. Notwithstanding the foregoing, our board of directors may not

      (1) designate, or continue the designation, as an unrestricted subsidiary any subsidiary that owns any shares of capital stock of a restricted subsidiary;

      (2) designate, or continue the designation, as an unrestricted subsidiary any subsidiary if such designation or continued designation would result in a withdrawal or downgrade of any ratings of the debentures then in effect;

      (3) cause or permit any restricted subsidiary to transfer or otherwise dispose of any shares of capital stock of a restricted subsidiary to any unrestricted subsidiary, unless that unrestricted subsidiary will be redesignated as a restricted subsidiary; or

      (4) designate, or continue the designation, as an unrestricted subsidiary, any subsidiary that is or becomes obligated with respect to any indebtedness of us or any of our restricted subsidiaries through the incurrence of a Contingent Obligation (as defined in the indenture) or otherwise or pledges assets or provides other security interests to secure the payment or performance of any indebtedness of us or any of our restricted subsidiaries.

Conversion Rights

General

    Holders may surrender debentures at any time for conversion into shares of our common stock at an initial conversion rate of 7.8714 shares of common stock per debenture (subject to adjustment as described below) if any of the following conditions is satisfied:

  •
  if the closing sale price of our common stock for at least 20 trading days in the 30 trading day period ending on the trading day prior to the day of surrender is more than the applicable percentage of the accreted conversion price per share of our common stock at such preceding trading day;

  •
  if our senior long-term unsecured credit rating is downgraded by Moody's and S&P to below Ba1 and BB+, respectively;

  •
  if we have called the debentures for redemption; or

  •
  upon the occurrence of specified corporate transactions.

    We describe each of these conditions in greater detail below.

Conversion Upon Satisfaction of Market Price Condition

    Holders may surrender debentures for conversion into shares of our common stock if the closing sale price of our common stock on the New York Stock Exchange, or if the shares are not then quoted on the New York Stock Exchange, such other principal national securities exchange on which our common stock is listed, for at least 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the day of surrender, exceeds the applicable percentage of the accreted conversion price per share of our common stock on that preceding trading day. The "applicable percentage" will initially be 120% and will decline by 0.50% on each anniversary of the date of original issue of the debentures over the life of the debentures to 110% on the stated maturity of the debentures. The "accreted conversion price" per share of our common stock as of any day equals the quotient of the accreted value of a debenture, divided by the number of shares of our common stock issuable upon conversion of such debenture on that day.

    The conversion agent (which will initially be the trustee) will, on our behalf, determine daily if the debentures are convertible as a result of the Market Price (as defined in the indenture) of our common stock and will notify us and the trustee accordingly.

Conversion Upon a Ratings Downgrade

    If at any time each of Moody's and S&P has downgraded our senior long-term unsecured credit rating to below Ba1 and BB+, respectively, then, so long as such downgrade is in effect, holders may surrender their debentures for conversion into our common stock.

Conversion Upon Notice of Redemption

    A holder may surrender for conversion a debenture called for redemption at any time prior to the close of business on the business day prior to the redemption date, even if it is not otherwise convertible at such time. If a holder has already delivered a purchase notice with respect to a debenture, however, the holder may not surrender that debenture for conversion until the holder has withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

    Even if the market price contingency described above under "—Conversion Upon Satisfaction of Market Price Condition" has not occurred, if we elect to distribute to all holders of our common stock:

  •
  certain rights or warrants entitling them to subscribe for or purchase our common stock at less than the current Market Price on the record date for such issuance; or

  •
  cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in the first and third bullet points in the description below of adjustments to the conversion rate), which distribution has a per share value exceeding 15% of the current Market Price of our common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

    In addition, if we are party to a consolidation, merger or transfer or lease of all or substantially all of our assets pursuant to which our common stock would be converted into cash, securities or other assets, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of such transaction. If we are a party to a consolidation, merger or transfer or lease of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other assets, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its debenture immediately prior to the transaction (assuming, in a case in which our shareholders may exercise rights of election, that a holder of debentures would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of nonelecting shares). If the transaction also constitutes a "change of control," as defined below, the holder can require us to purchase all or a portion of its debentures as described under "—Purchase at Option of Holder Upon a Change of Control."

Conversion Rate and Delivery of Our Common Shares

    The initial conversion rate is 7.8714 shares of our common stock per debenture, subject to adjustment upon the occurrence of certain events described below. This is the equivalent to an initial conversion price of $86.87 per share of our common stock based on the issue price of the debentures. A holder of a debenture otherwise entitled to a fractional share will receive cash equal to the then-current market value of such fractional share. No payment or adjustment will be made for accrued and unpaid interest on a converted debenture or for dividends or distributions on any of our common stock issued upon conversion of a debenture. Our delivery to the holder of the fixed number of shares of our common stock into which the debenture is converted, together with any cash payment for fractional shares, will be deemed to satisfy our obligation to pay the accreted value of the debenture and the accrued and unpaid cash interest attributable to the period from the issue date to the conversion date. As a result, the accretion on the debenture and accrued and unpaid cash interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

    If a holder surrenders debentures for conversion during the period after any interest record date and prior to the corresponding interest payment date, the holder must pay us the cash interest payable on those debentures, unless they have been called for redemption on a redemption date within the period or on the interest payment date. The holder may not convert debentures called for redemption after the close of business on the business day preceding the date fixed for redemption, unless we default in payment of the redemption price. We will not issue fractional shares of common stock on a conversion. Rather, we will pay the converting holder in cash any amount equal to the fair market value of the fractional share.

    We will adjust the conversion rate for:

  •
  dividends or distributions on shares of our common stock payable in shares of our common stock or other capital stock of the company;

  •
  subdivisions, combinations or certain reclassifications of our common stock;

  •
  distributions to all holders of our common stock of certain rights entitling them to purchase shares of common stock for a period expiring within 60 days after the record date for such distribution at less than the quoted price at the time; and

  •
  distributions to all holders of our common stock of our assets or debt securities or certain rights to purchase our securities, but excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the closing sale price of our common stock on the day preceding the date of declaration of such dividend or other distribution.

    We will not adjust the conversion rate, however, if holders of debentures are to participate in the transaction without conversion, or in certain other cases.

    No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. From time to time, we may voluntarily increase the conversion rate for a period of at least 20 days.

    In the event that we are a party to a merger, consolidation or transfer or lease of all or substantially all of our assets pursuant to which our common stock would be converted into cash, securities or other assets, each debenture would become convertible into the cash, securities or other property receivable by a holder of the number of shares of our common stock into which such debenture was convertible immediately prior to such transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the debentures in the future. For example, if we were acquired in a cash merger, each debenture would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

    Holders of the debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of:

  •
  a taxable distribution to holders of our common stock which results in an adjustment of the conversion rate; or

  •
  an increase in the conversion rate at our discretion.

See "Certain United States Federal Income Tax Considerations—U.S. Holders—Constructive Dividends."

    The right of conversion attaching to any debenture may be exercised (a) if such debenture is represented by a global debenture, by book-entry transfer to the conversion agent through the facilities of DTC, or (b) if such debenture is represented by a certificated debenture, by delivery of such debenture at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date will be the date on which the debenture and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met. A holder delivering a debenture for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder.

    A certificate for the number of full shares of our common stock into which any debenture is converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date. For a discussion of the United States federal income tax treatment of a holder receiving shares of our common stock upon conversion, see "Certain United States Federal Income Tax Considerations—U.S. Holders—Sales, Exchange, Conversion or Redemption."

    If we exercise our option to restate the principal amount at maturity of the debentures following a tax event, the holder will be entitled on conversion to receive the same number of shares of our common stock such holder would have received if we had not exercised our option. See "—Tax Event."

Exchange In Lieu of Conversion

    We have the option to designate a financial institution to which debentures surrendered for conversion by a holder of debentures will be initially offered by the conversion agent for exchange in lieu of our converting the debentures. When a holder surrenders debentures for conversion, the conversion agent will cause the debentures first to be offered to a financial institution chosen by us for exchange in lieu of conversion. We expect that when the debentures are convertible, the designated institution will submit to the conversion agent a non-binding offer to accept debentures surrendered for conversion. In order to accept debentures surrendered for conversion, the designated institution must agree to exchange for such debentures a number of shares of our common stock equal to the number of such shares the holder of such debentures would receive upon conversion, plus cash for any fractional shares. If the institution accepts any such debentures, it will deliver the appropriate number of shares of our common stock to the conversion agent and the conversion agent will deliver those shares to the holder who surrendered the debentures. The designation of an institution to which debentures may be submitted for exchange does not require the institution to accept any debentures from the conversion agent. If the designated institution declines to accept any debentures in whole or in part, those debentures or parts of debentures will be converted into shares of our common stock as the close of business on the business day following the business day on which the debentures are surrendered for conversion. If the designated institution agrees to accept any debentures for exchange but does not timely deliver the related common shares, the debentures will be converted and the shares of our common stock will be delivered. Any debentures accepted for exchange by the designated institution will remain outstanding until maturity or until redeemed, converted or purchased by us at the option of the holder.

    We anticipate that we will initially designate Credit Suisse First Boston Corporation as the institution to which offers described above will be made, although we may change this designation at any time.

Maturity; Redemption of Debentures at Our Option Prior to Maturity

    We must repay the debentures at their stated maturity on June 27, 2021, at a price equal to the accreted value (or if the principal amount at maturity of the debentures has been restated following the occurrence of a tax event, at a price equal to the restated principal amount) of the debentures plus accrued and unpaid cash interest up to but not including the stated maturity, unless earlier redeemed by us, purchased by us at your option, or converted. Beginning on June 27, 2004, we may redeem the debentures at our option, in whole at any time, or in part from time to time for cash at a redemption price equal to the accreted value for the debentures plus accrued and unpaid cash interest up to but not including the date of redemption. We will give not less than 15 days nor more than 60 days notice of redemption by mail to holders of debentures.

    The table below shows redemption prices of a debenture on June 27, 2004, at each June 27 thereafter prior to maturity and at maturity on June 27, 2021, assuming that neither a reset of the yield to maturity nor a tax event occurs. These prices reflect the issue price of a debenture plus the accretion in value on such debenture, based on the yield to maturity from time to time in effect less the portion of the yield to maturity paid as cash interest, from the date of issuance up to but not including such date. The redemption price of a debenture redeemed between such dates will include any additional increase in the accreted value plus any accrued and unpaid cash interest since the immediately preceding redemption date set forth below up to but not including the redemption date.

Redemption Date	(1) Issue Price	(2) Accretion in Value from Date Of Issuance	(3) Redemption Price (1) + (2)
June 27, 2004	$683.80	$ 37.15	$ 720.95
June 27, 2005	683.80	50.23	734.03
June 27, 2006	683.80	63.66	747.46
June 27, 2007	683.80	77.47	761.27
June 27, 2008	683.80	91.66	775.46
June 27, 2009	683.80	106.25	790.05
June 27, 2010	683.80	121.24	805.04
June 27, 2011	683.80	136.64	820.44
June 27, 2012	683.80	152.47	836.27
June 27, 2013	683.80	168.74	852.54
June 27, 2014	683.80	185.46	869.26
June 27, 2015	683.80	202.64	886.44
June 27, 2016	683.80	220.30	904.10
June 27, 2017	683.80	238.45	922.25
June 27, 2018	683.80	257.09	940.89
June 27, 2019	683.80	276.26	960.06
June 27, 2020	683.80	295.96	979.76
At maturity	683.80	316.20	1,000.00

    If the principal amount at maturity of the debentures has been restated following the occurrence of a tax event, the debentures will be redeemable at a redemption price equal to the restated principal amount of the debentures plus accrued and unpaid cash interest up to but not including the date of redemption. See "—Tax Event."

    Holders may convert debentures or portions of debentures called for redemption even if the market price contingency described under "—Conversion Rights" has not occurred, until the close of business on the day that is two business days prior to the redemption date.

    If we redeem less than all of the outstanding debentures, the trustee will select the debentures to be redeemed on a pro rata basis in principal amounts at maturity of $1,000 (which $1,000 amount is subject to an upward adjustment) or integral multiples of $1,000 (or such increased amount). If a portion of a holder's debentures is selected for partial redemption and the holder converts a portion of the debentures, the converted portion will be deemed to be the portion selected for redemption.

Purchase of Debentures at the Option of the Holder

    On June 27, 2004, June 27, 2009 and June 27, 2014, each holder may require us to purchase any outstanding debentures for which such holder has properly delivered and not withdrawn a written purchase notice, subject to certain additional conditions. Holders may submit their debentures for purchase to the paying agent (which will initially be the trustee) at any time from the opening of business on the date that is 20 business days prior to the purchase date until the close of business on the fifth business day prior to the purchase date.

    We will purchase each outstanding debenture for which such holder has properly delivered and not withdrawn a written purchase notice at a purchase price equal to the accreted value of such debenture, together with accrued and unpaid cash interest up to but not including the purchase date.

    We will purchase each outstanding debenture for which such holder has properly delivered and not withdrawn a written purchase notice at a purchase price equal to the purchase prices set forth below (assuming that neither a reset of the yield to maturity nor a tax event occurs).

Purchase Date	Purchase Price
June 27, 2004	$720.95
June 27, 2009	790.05
June 27, 2014	869.26

If the purchase date is on or after an interest record date but on or prior to the related interest payment date, cash interest will be paid to the record holder on the relevant record date.

    We may, at our option, elect to pay the purchase price in cash or shares of our common stock valued at the market price (as defined below) or any combination thereof. See "—Election to Pay Purchase Price in Shares of Our Common Stock."

    If prior to a purchase date the principal amount at maturity of the debentures has been restated following the occurrence of a tax event, the purchase price for the debentures being purchased will be equal to the restated principal amount of such debentures plus accrued and unpaid cash interest up to but not including the purchase date. See "—Tax Event."

    For a discussion of the tax treatment of a holder receiving cash on the purchase of debentures, see "Certain United States Federal Income Tax Considerations—U.S. Holders—Sale, Exchange, Conversion or Redemption."

Required Notices and Procedure

    On a date not less than 20 business days prior to each purchase date, we will be required to give notice to all holders at their addresses shown in the register of the registrar (which will initially be the trustee), and to beneficial owners as required by applicable law, stating, among other things:

  •
  the purchase price per debenture;

  •
  whether we will pay the purchase price for the debentures in cash, common stock or any combination thereof, specifying the applicable percentages of each;

  •
  if we elect to pay in common stock, the method for calculating the market price of our common stock; and

  •
  the procedures that holders must follow to require us to purchase their debentures.

    Simultaneously with our notice of purchase, we will disseminate a press release containing this information through any two of the following three news services: Reuter's Economic Services, Bloomberg Business News and Dow Jones & Company Inc. We will also publish this information on our BestBuy.com Web site or through such other public medium as we may use at that time.

    The purchase notice given by each holder electing to require us to purchase debentures must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the purchase date and must state:

  •
  the certificate numbers of the holder's debentures to be delivered for purchase or, if such debentures are not in certificated form, appropriate depository procedures;

  •
  the aggregate principal amount at maturity of debentures to be purchased;

  •
  that the debentures are to be purchased by us pursuant to the applicable provisions of the debentures; and

  •
  if we elect, pursuant to the notice we are required to give, to pay any or all of the purchase price in shares of our common stock, but instead must pay the purchase price entirely in cash because one or more of the conditions to payment of any or all of the purchase price in our common stock (described below in "—Election to Pay Purchase Price in Shares of Our Common Stock") is not satisfied prior to the close of business on the purchase date, whether such holder elects:

  (1)
  to withdraw the purchase notice as to some or all of the debentures to which it relates, stating the principal amount at maturity and certificate numbers of the debentures as to which such withdrawal shall relate; or

  (2)
  to receive cash in such event in respect of the entire purchase price for all debentures or portions of debentures subject to such purchase notice.

    If the holder fails to indicate in the purchase notice and in any written notice of withdrawal, a choice with respect to the election described in the final bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire purchase price for all debentures subject to the purchase notice in these circumstances.

    A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the purchase date. The notice of withdrawal shall state:

  •
  the certificate numbers of the debentures being withdrawn or, if such debentures are not in certificated form, appropriate depository procedures;

  •
  the aggregate principal amount at maturity of the debentures being withdrawn; and

  •
  the aggregate principal amount at maturity, if any, of the debentures that remain subject to the purchase notice.

    Payment of the purchase price for a debenture for which a purchase notice has been delivered and not validly withdrawn is conditioned upon book-entry transfer or delivery of the debenture, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the debenture will be made promptly following the later of the purchase date or the time of book-entry transfer or physical delivery of the debenture.

    If the paying agent holds money or securities sufficient to pay the purchase price of a debenture on the business day following the purchase date in accordance with the indenture, then, immediately after the purchase date, the debenture will cease to be outstanding, the debenture will cease to accrete in value and cash interest on such debenture will cease to accrue, whether or not book-entry transfer is made or the debenture is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the purchase price upon book-entry transfer or delivery of the debenture.

    Our ability to purchase debentures with cash may be limited by the terms of our existing bank line of credit and certain other financing arrangements.

    We may not purchase any debentures at the option of holders if an event of default described under "—Events of Default" below has occurred and is continuing.

    In connection with any purchase offer, we will comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable and file Schedule TO or any other required schedule under the Exchange Act.

Election to Pay Purchase Price in Shares of Our Common Stock

    If we elect to pay the purchase price, in whole or in part, in shares of our common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in shares of common stock divided by the market price.

    We will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver shares of common stock in payment, in whole or in part, of the purchase price.

    The "market price" of our common stock on any purchase date means the average of the sale prices of our common stock for the five trading day period ending on the third business day (if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day immediately prior thereto) prior to such purchase date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such five trading day period and ending on such purchase date, of certain events with respect to our common stock that would result in an adjustment of the conversion rate.

    The "sale price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market.

    A "trading day" means each day on which the securities exchange or quotation system which is used to determine the sale price is open for trading or quotation.

    Because the market price of our common stock is determined prior to the applicable purchase date, holders of debentures bear the market risk with respect to the value of our common stock to be received from the date such market price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in our common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

    Upon determination of the actual number of shares of our common stock issuable in accordance with the foregoing provisions, we will disseminate a press release containing this information through any two of the following three news services: Reuter's Economic Services, Bloomberg Business News and Dow Jones & Company Inc. We will also publish this information on our BestBuy.com Web site or through such other public medium as we may use at that time.

    Our right to purchase debentures, in whole or in part, with shares of our common stock is subject to our satisfying various conditions, including:

  •
  the listing of such shares of our common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq;

  •
  the registration of our common stock under the Securities Act and the Exchange Act, if required; and

  •
  any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification and registration.

    If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the debentures of such holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the debentures once we have given the notice that we are required to give to holders of debentures, except as described in the first sentence of this paragraph.

Purchase at Option of Holder Upon a Change of Control

    If a change of control (as defined below) occurs, each holder of debentures will have the right, at such holder's option, to require us to purchase all of such holder's debentures, or any portion thereof, that is an integral multiple of $1,000 principal amount at maturity (which $1,000 amount is subject to an upward adjustment), on the date (the "change of control purchase date") selected by us that is not less than 10 nor more than 30 days after the final surrender date (as defined below), at a price equal to the accreted value for such debentures plus accrued and unpaid cash interest up to but not including the change of control purchase date. If, prior to the change of control purchase date, we elect to restate the principal amount at maturity of the debentures following a tax event, the purchase price will be equal to the restated principal amount of the debentures plus accrued and unpaid cash interest up to but not including the change of control purchase date. See "—Tax Event."

    Unless we shall previously have called for redemption of all of the debentures, within 30 days after the occurrence of a change of control, we are obligated to deliver to the trustee and mail (or cause the trustee to mail) to all holders of record of the debentures a notice (the "company notice") describing, among other things, the occurrence of such change of control and of the purchase right arising as a result thereof. We must cause a copy of the company notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. To exercise the purchase right, a holder of debentures must, on or before the date which is, subject to any contrary requirements of applicable law, 60 days after the date of mailing of the company notice (the "final surrender date"), give irrevocable written notice of the holder's exercise of such right and surrender the debentures (if such debentures are represented by a global debenture, by book-entry transfer to the conversion agent through the facilities of DTC) with respect to which the right is being exercised, duly endorsed for transfer to us, at any place where principal is payable. The submission of such notice together with such debentures pursuant to the exercise of a purchase right will be irrevocable on the part of the holder (unless we fail to purchase the debentures on the change of control purchase date) and the right to convert the debentures will expire upon such submission.

    The term "change of control" shall mean any of the following:

  •
  any person, including our affiliates and associates, other than us or our employee benefit plans, files a Schedule 13D or Schedule TO, or any successor schedule, form or report, under the Exchange Act, disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which our common stock is reclassified or changed, with certain exceptions; or

  •
  any share exchange, consolidation or merger is consummated pursuant to which our common stock would be converted into cash, securities or other property, in each case other than any share exchange, consolidation or merger of our company in which the holders of our common stock immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of capital stock of the continuing or surviving corporation immediately after the share exchange, consolidation or merger.

    The right to require us to purchase the debentures as a result of the occurrence of a change of control could create an event of default under our future senior indebtedness. Failure by us to purchase the debentures when required will result in an event of default with respect to the debentures. The indenture does not permit our board of directors to waive its obligation to purchase debentures at the option of holders in the event of a change of control.

    The holders' right to require us to purchase the debentures upon the occurrence of a change of control could, in certain circumstances, make more difficult or discourage a potential takeover of the company and, thus, removal of incumbent management. The change of control purchase right, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. Instead, the change of control purchase feature is a standard term contained in other similar debt offerings and the terms of such feature have resulted from negotiations between us and the initial purchasers.

    We could in the future enter into certain transactions, including highly leveraged recapitalizations, that would not constitute a change of control and would, therefore, not provide the holders with the protection of requiring us to purchase the debentures.

    Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the purchase option becomes available to holders of the debentures. We will comply with this rule to the extent applicable at that time.

Tax Event

    From and after the date of the occurrence of a tax event (as defined below), we may elect to have additional cash interest accrue on the debentures at the rate per annum equal to the yield to maturity then in effect in respect of the debentures less the portion of the yield to maturity paid as cash interest on a principal amount at maturity per debenture (the "restated principal amount") equal to the accreted value of the debentures plus any accrued and unpaid cash interest to the date on which we exercise the option described herein (the "option exercise date"). The additional cash interest rate will be subject to the reset provisions described under "—General."

    Such additional cash interest will accrue from the option exercise date and will be payable in cash semi-annually on the interest payment dates of June 27 and December 27 of each year to holders of record at the close of business on the June 12 or the December 12 immediately preceding the interest payment date. The additional cash interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and will initially accrue from the option exercise date and thereafter from the last date to which cash interest has been paid or duly provided.

    A "tax event" means that we have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after June 22, 2001, as a result of:

  •
  any amendment to, or change (including any announced prospective change) in, the laws (or rules or regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein; or

  •
  any amendment to, or change in, an interpretation or application of such laws, rules or regulations by any legislative body, court, governmental agency or regulatory authority,

in each case which amendment or change is enacted, promulgated, issued or announced or which interpretation is issued or announced or which action is taken, on or after June 22, 2001, there is more than an insubstantial risk that interest (including amounts reflecting accretion in value of the debentures and accrued and unpaid cash interest) payable on the debentures either:

  •
  would not be deductible on a current accrual basis; or

  •
  would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

    Federal legislation has previously been proposed to change the tax law to defer the deduction of original issue discount on convertible debt instruments until the issuer pays the original issue discount. Congress did not enact these proposed changes. If a similar proposal were ever reintroduced, enacted and made applicable to the debentures in a manner that would limit our ability to either:

  •
  deduct the interest, including accrued interest, payable on the debentures on a current accrual basis; or

  •
  deduct the interest, including accrued interest, payable on the debentures under any other method for United States federal income tax purposes,

such enactment would result in a tax event and the terms of the debentures would be subject to modification at our option as described above.

    The modification of the terms of debentures by us upon a tax event, as described above, could possibly alter the timing of income recognition by holders of the debentures with respect to the semi-annual payments of cash interest due on the debentures after the option exercise date.

Obligation to Provide Subsidiary Guarantees

    The debentures and the indenture will be guaranteed by each of our current and future restricted subsidiaries, subject to release as described under "—Subsidiary Guarantees." Except as otherwise described under "—Subsidiary Guarantees," if at any time when there are debentures outstanding

  •
  we or any restricted subsidiary organize, acquire or otherwise invest in another person that becomes a restricted subsidiary or becomes obligated with respect to any indebtedness under one or more Credit Facilities of us or any of our restricted subsidiaries through the incurrence of a Contingent Obligation or otherwise;

  •
  any unrestricted subsidiary becomes obligated with respect to any indebtedness under one or more Credit Facilities of us or any of our restricted subsidiaries through the incurrence of a

    Contingent Obligation or otherwise or pledges assets or provides other security interests to secure any indebtedness under one or more Credit Facilities of us or any of our restricted subsidiaries; or

  •
  any unrestricted subsidiary shall be designated as a restricted subsidiary then, unless that subsidiary has already provided a guarantee of the debentures and the indenture in accordance with the terms of the indenture or has been properly designated (and continues to be so properly designated) as an unrestricted subsidiary, we will cause that subsidiary to

  •
  execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which that subsidiary will unconditionally guarantee all of our obligations under the debentures and the indenture on the terms of the guarantee set forth in the indenture, and

  •
  deliver to the trustee an opinion of counsel that the supplemental indenture and the guarantee provided by that subsidiary pursuant to the indenture as so supplemented has been duly authorized, executed and delivered by that subsidiary and constitutes the legal, valid and binding obligation of that subsidiary, enforceable against that subsidiary in accordance with its terms, subject to customary exceptions.

Thereafter, that subsidiary will be a guarantor for all purposes of the indenture as it relates to the debentures and the indenture. Each guarantee will provide that it will be released automatically under the circumstances described under "—Subsidiary Guarantees."

Events of Default

    The following are "events of default": (a) a default by us or any guarantor in the payment of accrued and unpaid cash interest on any debenture that continues for 30 days or more after such payment is due, (b) a default by us or any guarantor in the payment of principal (or, if the principal amount at maturity of the debentures has been restated following a tax event, the restated principal amount) of any debenture or of the redemption price, purchase price or change of control purchase price in respect of any debenture when due, (c) a default by us or any guarantor in the performance of any other covenants or agreements in the indenture that continues for 90 days after written notice to us by the trustee or the holders of at least 25% in principal amount at maturity of outstanding debentures, (d) failure by us or any guarantor to make any payment when due, including any applicable grace period, in respect of our indebtedness or the indebtedness of any guarantor for borrowed money, which failure results in acceleration of any such indebtedness which is in an amount in excess of $50 million, (e) a default by us or any guarantor with respect to any of our indebtedness or the indebtedness of any guarantor for borrowed money, which default results in acceleration of any such indebtedness which is in an amount in excess of $50 million, (f) any guarantee shall be held to be unenforceable or invalid or shall cease to be in full force and effect (other than due to a restricted subsidiary being designated by the board of directors as an unrestricted subsidiary if permitted by the indenture), and (g) certain events of bankruptcy, insolvency or reorganization with respect to us or any guarantor.

    If an event of default shall occur and be continuing and if it is known to the trustee, the trustee is required to mail to each holder of the debentures a notice of the event of default within 90 days after such default occurs. Except in the case of a default in payment of the principal (or, if the principal amount at maturity of the debentures has been restated following a tax event, the restated principal amount), redemption price, purchase price or change of control purchase price of, or accrued interest on, any debenture, the trustee may withhold the notice if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders of the debentures.

    If an event of default shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount at maturity of outstanding debentures may declare an amount equal to the accreted value of the debentures (or, if the principal amount at maturity of the debentures has been restated following a tax event, the restated principal amount) plus accrued and unpaid cash interest in respect of the debentures to be immediately due and payable. If the event of default relates to bankruptcy, insolvency or reorganization with respect to us or any guarantor, the debentures will automatically become immediately due and payable, subject to applicable law.

    Holders of the debentures may not enforce the indenture or debentures except as provided in the indenture. Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of the debentures, unless the holders shall have offered the trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the indenture, the holders of a majority in principal amount at maturity of the debentures at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. Those holders may, in certain cases, waive any default except a default in payment of the principal amount at maturity (or, if the principal amount at maturity of the debentures has been restated following a tax event, the restated principal amount), redemption price, purchase price or change of control purchase price of, or accrued interest on, any debenture or a failure to comply with certain provisions of the indenture relating to conversion of the debentures.

    We are required to furnish the trustee annually with a certificate as to our compliance with the conditions and covenants provided for in the indenture.

Discharge

    The indenture provides that we may terminate our obligations and the obligations of the guarantors under the indenture at any time by delivering all outstanding debentures to the trustee for cancellation if we have paid all sums payable by us under the indenture. At any time within one year before the maturity of the debentures or the redemption of all the debentures, we may terminate our substantive obligations and the obligations of the guarantors under the indenture, other than our obligations to pay the principal amount at maturity (or, if the principal amount at maturity of the debentures has been restated following a tax event, the restated principal amount) of, and accrued and unpaid cash interest on, the debentures, by depositing with the trustee money or U.S. Government obligations sufficient to pay all remaining indebtedness on the debentures when due.

Merger and Consolidation

    We may not (1) consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person (other than a guarantor), (2) permit any person to consolidate with or merge into us or (3) permit any person to convey, transfer, sell or lease that person's properties and assets substantially as an entirety to us unless:

  •
  in the case of (1) and (2) above, the person formed by the consolidation or into which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving person, the surviving person assumes the payment of the accreted value of and accrued and unpaid cash interest on the debentures and the performance of our other covenants under the indenture; and

  •
  in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Modification and Waiver

    Subject to certain exceptions, supplements of and amendments to the indenture or the debentures may be made by us, the guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the outstanding debentures and any existing default or compliance with any provisions may be waived with the consent of the holders of at least a majority in aggregate principal amount at maturity of the outstanding debentures. Without the consent of any holders of the debentures, we, the guarantors and the trustee may amend or supplement the indenture or the debentures to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the debentures, to make certain changes with respect to conversion rights in case of a merger or acquisition otherwise in compliance with the indenture, to add or remove a restricted subsidiary guarantee in accordance with the terms of the indenture, or to make any change that does not materially adversely affect the rights of any holder of the debentures. Without the consent of the holders of each debenture affected thereby, an amendment, supplement or waiver may not (a) change the stated maturity date of any debenture, or adversely affect the right to convert any debenture, (b) reduce the principal amount at maturity, restated principal amount, issue price, redemption price, purchase price or change of control purchase price of, or alter the manner or rate of accretion or accrual of cash interest (or extend the time for payment of interest) on any debenture, (c) change the currency for payment in respect of any debenture, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any debenture, (e) reduce the above stated percentage of outstanding debentures necessary to amend or supplement the indenture or waive defaults or compliance, (f) make any changes in the ranking or priority of any debenture or any guarantee, (g) make any change in any guarantee of the debentures and the related sections of the indenture that would adversely affect the holders of the debentures or release any guarantor from its obligations under its guarantee or the indenture, except in accordance with the indenture, or (h) modify (with certain exceptions) any provisions of the indenture relating to modification and amendment of the indenture or waiver of compliance with conditions and defaults thereunder.

Concerning the Trustee

    Wells Fargo Bank Minnesota, National Association, the trustee under the indenture, has been appointed by us as the initial paying agent, conversion agent and registrar with regard to the debentures. We may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business, and the trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

    In case an event of default shall occur (and shall not be cured) and holders of the debentures have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill that a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debentures, unless the holders shall have offered to the trustee indemnity reasonably satisfactory to it.

Governing Law

    The indenture, the debentures and the guarantees are governed by and will be construed in accordance with the laws of the State of New York.

Book-Entry, Delivery and Form

    The debentures were initially issued in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Debentures in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

    DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

    DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    We expect that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit on its book-entry registration and transfer system the principal amount at maturity of debentures represented by such global security to the accounts of participants. The accounts to be credited will be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

    Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

    So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debentures represented by the global security for all purposes under the indenture and the debentures. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security you will not be entitled to have the debentures represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any debentures under the global security. We have been advised that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    We will make payments on the debentures represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

    DTC has advised us that it will take any action permitted to be taken by a holder of debentures only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount at maturity of debentures as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the debentures, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

    Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Common Stock

    We are authorized to issue 1,000,000,000 shares of common stock, par value $.10 per share. Each share of common stock is entitled to participate pro rata in distributions upon liquidation, subject to the rights of holders of preferred stock, and to one vote on all matters submitted to a vote of shareholders. The holders of common stock may receive cash dividends as declared by the board of directors out of legally available funds, subject to the rights of any holders of preferred stock. See "Price Range of Common Stock and Dividends" for a description of certain restrictions on the payment of cash dividends. The outstanding shares of common stock are, and the shares of common stock issued upon conversion of the debentures will be, fully paid and nonassessable. Holders of common stock have no preemptive or similar equity preservation rights, and cumulative voting of shares in the election of directors is prohibited. The holders of more than 50% of the outstanding shares of common stock have the voting power to elect all directors and, except as is discussed at "—Certain Company Charter and By-law Provisions," to approve mergers, sales of assets and other corporate transactions.

    The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Preferred Stock

    We are authorized to issue up to 400,000 shares of preferred stock, par value $1.00 per share. Our articles of incorporation provide that shares of preferred stock may be issued from time to time, in one or more series, with such designations, relative rights, preferences, limitations, dividend rights, redemption prices, liquidation prices, conversion rights, sinking or purchase fund rights or other privileges as our board of directors may establish.

    The issuance of preferred stock could affect the rights of holders of common stock. For example, issuance of the preferred stock could result in a class of securities outstanding that will have preferences with respect to dividends and in liquidation over the common stock and could (upon conversion or otherwise) enjoy all of the rights appurtenant to common stock. There are no issued and outstanding shares of preferred stock. There are no agreements or understandings for the issuance of preferred stock and we have no present intent to issue preferred stock.

Certain Company Charter and By-law Provisions

    Our articles of incorporation and By-laws contain certain "anti-takeover" provisions that could have the effect of delaying or preventing certain changes in control of the company and thereby deprive shareholders of an opportunity to sell their shares at a premium over prevailing market prices.

    Our directors are elected for two-year, staggered terms, such that only a portion of our directors are elected in any year. This provision of the by-laws, together with a provision discussed below that is contained in our articles of incorporation and governs removal of directors, could have the effect of delaying for a period of one year or more a change in control of the company, by delaying a potential acquirer's ability to elect a majority of the board of directors, depending upon the number of directors next up for election following any such acquisition. Cumulative voting of shares in the election of directors is prohibited by the articles of incorporation.

    Our articles of incorporation (i) provide for a "supermajority" vote requiring 80% shareholder approval of certain business combinations with "related persons," unless the combination has been approved by a majority of the board of directors; (ii) provide that a "fair price" be paid to all shareholders by requiring the approval of 66 2/3% of shareholders not including a "related person" for certain business combinations with the "related person" unless the transaction is approved by a majority of the board of directors or each shareholder receives cash consideration equal to the highest price paid by the "related person" in acquiring any of our shares; (iii) give the directors the right to consider non-financial factors of any proposed business combination; (iv) provide that the provisions described above cannot be amended without an 80% vote (or 66 2/3% in the case of the "fair price" amendment) of shareholders; (v) provide for removal of directors only for cause or upon the vote of 80% of shares entitled to vote at an election of directors; and (vi) forbid the payment of "greenmail," or the payment of a premium to redeem stock accumulated by an investor at the expense of other shareholders who are not afforded the same opportunity.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is intended to be a general summary of some of the United States federal income tax consequences of the ownership and disposition of debentures and our common stock into which the debentures may be converted. Due to the complexity of the tax laws of the United States and other taxing jurisdictions, the uncertainty, in some instances, as to the manner in which such laws apply to holders, and possible changes in law, it is particularly important that each holder consult with its own tax advisor regarding the tax treatment of the ownership and disposition of debentures and common stock into which the debentures may be converted under the laws of any federal, state, local or other taxing jurisdiction.

    This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service will not challenge one or more of the conclusions described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of acquiring or holding debentures or common stock. Moreover, this summary deals only with purchasers who hold debentures or common stock into which debentures have been converted as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, S corporations, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates, persons holding debentures as a position in a "straddle," "hedge," "conversion transaction," "constructive sale" or other integrated transaction for tax purposes, persons who own, directly or indirectly, 10% or more of our voting power, or U.S. holders, as defined below, whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under United States alternative minimum tax rules, United States federal estate or gift tax laws (except as specifically described below with respect to non-U.S. holders), the laws of any U.S. state or locality, or any foreign tax laws.

    Prospective purchasers of the debentures are urged to consult their own tax advisors concerning the consequences, in their particular circumstances, of ownership and disposition of the debentures, and common stock into which the debentures may be converted, under the U.S. federal tax laws and the laws of any relevant state, local or non-United States taxing jurisdiction.

    As used herein, the term "U.S. holder" means a beneficial owner of debentures or common stock into which debentures have been converted that is, for United States federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity that has elected to be treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust if, in general, a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions.

    As used herein, the term "non-U.S. holder" means a beneficial owner, other than a partnership, of debentures or common stock into which debentures have been converted that is not a U.S. holder for United States federal income tax purposes.

    If a partnership, including for this purpose any entity treated as a partnership for United States tax purposes, is a beneficial owner of debentures or common stock into which debentures have been converted, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of debentures that is a partnership, and partners in such a partnership, should consult their tax advisors about the United States federal income tax consequences of holding and disposing of debentures and common stock into which debentures have been converted.

Classification of the Debentures

    We will treat the debentures as indebtedness subject to the Treasury regulations governing contingent payment debt instruments ("CPDI") for U.S. federal income tax purposes. Pursuant to the terms of the indenture, we and each holder of the debentures must, for United States federal income tax purposes, treat the debentures in such a manner and each holder is bound by our application of those regulations to the debentures, including our determination of the rate at which interest will be deemed to accrue on the debentures for United States federal income tax purposes. The remainder of this discussion assumes that the debentures will be treated in accordance with that agreement and our determinations. However, the proper United States federal income tax treatment of a holder of a debenture is uncertain in various respects, and no assurance can be given that the IRS will not assert that the debentures should be treated differently. Such treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in debentures. In particular, it might be determined that a holder should have accrued interest income at a lower rate, should not have recognized income or gain upon the conversion, and should have recognized capital gain or loss upon a taxable disposition of its debentures.

U.S. Holders

Accrual of Interest on the Debentures

    Under the rules governing CPDIs, a United States person generally will be required to accrue interest income on the debentures, in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting. Accordingly, U.S. holders will be required to include interest in taxable income in each year in excess of the accruals on the debentures and in excess of any interest payments actually received in that year.

    The CPDI regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

  (1)
  the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the actual period; and (ii) the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

  (2)
  divided by the number of days in the accrual period; and

  (3)
  multiplied by the number of days during the accrual period that the U.S. holder held the debentures.

    A debenture's issue price is the first price at which a substantial amount of the debentures is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the debentures.

    Under the rules governing contingent payment debt obligations, we are required to establish the "comparable yield," and we have determined that the comparable yield for the debentures is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures. Accordingly, we have determined the comparable yield to be 6.75% compounded semi-annually.

    We are required to provide to U.S. holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the debentures. This schedule must produce the comparable yield. The projected payment schedule for the debentures includes estimates for payments of interest and an estimate for a payment at maturity taking into account the conversion feature. U.S. holders may obtain the projected payment schedule by submitting a written request for such information to: Best Buy Co., Inc., 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, Attention: Treasury Department.

    Under the indenture, each U.S. holder for United States federal income tax purposes is required to use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the debentures.

  THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY OTHER PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER'S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE WITH RESPECT TO THE DEBENTURES.

    Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the Debentures

    If, by reason of a resetting of the yield to maturity on the debentures, a U.S. holder is to receive payments with respect to the debentures that exceed the total amount of projected payments for the related period, the U.S. holder will incur a "net positive adjustment" under the CPDI regulations. Although it is not entirely clear, it is likely that the net positive adjustment will equal the excess of the present value of the payments for the reset period over the present value of the projected payments for that period (determined without taking into account adjustments for payments made after all remaining contingent payments on the debentures become fixed), discounting at the comparable yield. Any such adjustment will be treated as additional interest in the tax year to which it relates. Conversely, if by reason of a resetting of the yield to maturity on the debentures, a U.S. holder is to receive payments with respect to the debentures for a reset period that are less than the total amount of projected payments for the related period, the U.S. holder will incur a "net negative adjustment" under the CPDI regulations. Although it is not entirely clear, it is likely that the net negative adjustment will equal the present value of the projected payments in excess of the present value of the redetermined payments (determined without taking into account adjustments for payments made after all remaining contingent payments on the debentures become fixed), discounting at the comparable yield. Any such adjustment will (a) reduce the U.S. holder's interest income on the debentures for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. holder's interest income on the debentures during the prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. The CPDI regulations require that adjustments for payments made after all remaining contingent payments on the debentures become fixed be taken into account in a reasonable manner over the relevant period as an additional net positive or negative adjustment as the case may be.

Purchase for Premium or Discount

    If a U.S. holder purchases a debenture at a premium or discount to the debenture's adjusted issue price at the time of purchase, the U.S. holder must reasonably allocate any differences between the adjusted issue price of the debenture at the time of the purchase and the price paid by the U.S. holder to daily portions of interest or projected payments over the remaining term of the debenture. If the price paid by the U.S. holder is less than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. If the price paid by the U.S. holder is greater than the adjusted issue price at the time of purchase, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. U.S. holders should consult their own tax advisors concerning the operation of these rules and the allocation of the premium or discount.

Sales, Exchange, Conversion or Redemption

    Generally, the sale, exchange, redemption or other disposition of a debenture will result in taxable gain or loss to a U.S. holder. In addition, as described above, our calculation of the comparable yield and the schedule of projected payments for the debentures includes the receipt of common stock upon conversion as a contingent payment with respect to the debentures. Accordingly, we intend to treat the receipt of our common stock by a U.S. holder upon the conversion of a debenture as a contingent payment under the CPDI regulations. As described above, holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to the U.S. holder. The amount of gain or loss on a taxable sale, exchange, conversion, redemption or other disposition will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder's adjusted tax basis in the debenture. A U.S. holder's adjusted tax basis in a debenture should generally be equal to the U.S. holder's original purchase price for the debenture, increased by any interest income previously accrued by the U.S. holder and any net positive adjustment to interest accruals described above, and decreased by the amount of any projected payments previously made on the debentures to the U.S. holder and any net negative adjustment to interest accruals described above. Gain recognized upon a sale, exchange, conversion, redemption or other disposition of a debenture will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest on the debentures included in income for the year of sale or any prior period, and thereafter, capital loss (which will be long-term if the debenture is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations. All holders should consult their tax advisors regarding the treatment of capital gains and losses.

    A U.S. holder's tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock. The U.S. holder's holding period for the common stock received will commence on the day immediately following the date of conversion, not on the date of acquisition of the debentures.

Dividends on Common Stock

    If a U.S. holder converts debentures into common stock, in general, distributions on the common stock that are paid out of our current or accumulated earnings and profits, as defined for United States federal income tax purposes, will constitute dividends and will be includible in income by a holder and taxable as ordinary income when received or accrued, in accordance with that holder's method of accounting for United States federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S.

holder's investment, up to the holder's basis in the common stock. Any remaining excess will be treated as capital gain.

Constructive Dividends

    The conversion price of the debentures is subject to adjustment under certain circumstances. Under Section 305 of the Code and the Treasury regulations issued thereunder, an adjustment in the conversion price, or the failure to make such an adjustment, may under particular circumstances be treated as a constructive taxable dividend to U.S. holders of our debentures or common stock to the extent of our current or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the proportionate interest of a U.S. holder of debentures in our earnings and profits generally should not result in a constructive distribution where the adjustment does not compensate the U.S. holder of debentures for taxable distributions to our shareholders. However, in other circumstances, adjustments (or the failure to make adjustments) may result in a constructive distribution to U.S. holders of debentures or common stock, taxable to the holders even though they did not receive any cash or property. For example, if at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures is increased, such increase may be deemed to be the payment of a taxable dividend to holders of the debentures. Conversely, if an event occurs that dilutes the interests of holders of our debentures and the conversion price is not adjusted, the resulting increase in the proportionate interests of holders of common stock could be treated as a taxable stock dividend to the holders of our common stock.

Backup Withholding and Information Reporting

    Non-exempt U.S. holders may be subject to information reporting with respect to certain "reportable payments," including payments of principal and interest on debentures, dividends on common stock and the proceeds of the sale or other disposition of the debentures or common stock. Non-exempt U.S. holders that are subject to information reporting and that do not provide appropriate information when requested may be subject to backup withholding at a 31% rate. U.S. holders should consult their tax advisors regarding the applicability of backup withholding.

    We will report to the U.S. holders of debentures and common stock and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Special rules applicable to Non-U.S. Holders

    Although the following discussion applies specifically to non-U.S. holders, it is not exhaustive. The discussion preceding this section may also apply to non-U.S. holders. Non-U.S. holders should consult their own tax advisors concerning the applicability of the United States federal tax laws and the laws of any relevant state, local or non-United States taxing jurisdiction.

Payment of Interest

    Generally, payments of interest to nonresident persons or entities are subject to a United States withholding tax at a rate of 30%, except where an applicable tax treaty provides for the reduction or elimination of such withholding tax and the recipient of the interest payments complies with all certification requirements necessary to qualify for the treaty benefit. However, payments to a non-U.S. holder of interest income that is not effectively connected with a United States trade or business will not be subject to a United States withholding tax under the "portfolio interest exemption" provided that:

  •
  the non-U.S. holder does not actually or constructively own (pursuant to the conversion feature of the debentures or otherwise) 10% or more of the combined voting power of all of our classes of stock entitled to vote;

  •
  the non-U.S. holder is not a "controlled foreign corporation" related to us actually or constructively through stock ownership; and

  •
  the non-U.S. holder is not a bank which acquired the debentures in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

    The portfolio interest exemption and several of the special rules for non-U.S. holders described below apply only if the non-U.S. holder certifies its nonresident status. A non-U.S. holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If a non-U.S. holder holds the debenture through a financial institution or other agent acting on the holder's behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent. The agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements will generally apply to the partners rather than the partnership.

    We may be required to report annually to the IRS and to each non-U.S. holder the amount of interest paid to, and the tax withheld, if any, with respect to, each non-U.S. holder.

    Except to the extent that an applicable treaty otherwise provides, generally a non-U.S. holder will be taxed in the same manner as a U.S. holder with respect to interest if the interest income is effectively connected with the non-U.S. holder's conduct of a United States trade or business. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it may not be subject to withholding tax if the non-U.S. holder delivers proper certification to the payor.

Conversion of Debentures

    In general, a non-U.S. holder will not be subject to United States federal income tax or withholding tax upon the conversion of a debenture into common stock. However, cash (if any) received in lieu of a fractional share will be subject to United States federal income tax if it is U.S. trade or business income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described above under "—Sale, Exchange, Conversion or Redemption."

    In general, a non-U.S. holder will not be subject to United States federal income or withholding tax with respect to gain upon the disposition of debentures or common stock, unless:

  •
  the income or gain is "U.S. trade or business income," which means income or gain that is effectively connected with the conduct by the non-U.S. holder of a trade or business, or, in the case of a treaty resident, attributable to a permanent establishment or a fixed base, in the United States;

  •
  such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met;

  •
  such non-U.S. holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates; or

  •
  we are, or have been at any time, within the shorter of the five year period preceding such sale or other disposition and the period the non-U.S. holder held the debenture, a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a "United States real property holding corporation" within the meaning of Section 897 of the Code and do not expect that we will become one in the future.

    U.S. trade or business income of a non-U.S. holder will generally be subject to regular United States income tax in the same manner as if it were realized by a U.S. holder. Non-U.S. holders that realize U.S. trade or business income with respect to the debentures or common stock should consult their tax advisers as to the treatment of such income or gain. In addition, U.S. trade or business income of a non-U.S. holder that is a non-U.S. corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

Dividends

    A non-U.S. holder of our common stock will generally be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty) on distributions by us with respect to our common stock that are treated as dividends paid (and on dividends deemed paid on the debentures or common stock, as described above under "—Constructive Dividends"). Except to the extent that an applicable tax treaty otherwise provides, generally a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and a corporate non-U.S. holder may also be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified in an applicable income tax treaty.

Death of a Non-U.S. Holder

    An individual who is not a citizen or resident of the United States and who holds a debenture at the time of death will not be required to include the debenture in the individual's gross estate for United States estate tax purposes, provided that interest payments with respect to such debenture would have qualified for the portfolio interest exemption described above. However, if such an individual holds our common stock, actually or beneficially, at the time of the individual's death (or previously transferred the common stock subject to certain retained rights or powers), the common stock will be included in the individual's gross estate and subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

Backup Withholding and Information Reporting

    Generally, information reporting and backup withholding do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to non-U.S. holders, or to interest or dividends that are exempt from that tax by application of a tax treaty or special exception. Also, generally, if payments are made to a non-U.S. holder by a broker upon a sale of debentures or common stock, the payments will not be subject to information reporting or backup withholding. In order to avoid backup withholding, a non-U.S. holder may be required to certify the holder's foreign status. Non-U.S. holders of debentures or common stock should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining any available exemption.

    THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THE PROPER TAX TREATMENT OF A HOLDER OF DEBENTURES IS UNCERTAIN IN VARIOUS RESPECTS. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES AND SHARES OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

    We originally issued the debentures in a private placement in June 2001. The debentures were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer and sell the debentures and the underlying common stock pursuant to this prospectus.

    The following table sets forth:

      (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement of their intent to sell or otherwise dispose of debentures and/or shares of common stock issuable upon conversion of the debentures pursuant to the registration statement;

      (2) the principal amount at maturity of debentures and the number of shares of our common stock issuable upon conversion of the debentures which they may sell from time to time pursuant to the registration statement; and

      (3) the amount of outstanding debentures and our common stock beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the debentures.

    To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

    A selling securityholder may offer all or some portion of the debentures and shares of the common stock issuable upon conversion of the debentures. Accordingly, no estimate can be given as to the amount or percentage of debentures or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

    The information contained under the column heading "Number of Shares of Common Stock That May Be Sold" assumes conversion of the full amount of the debentures held by the holder at the initial rate of 7.8714 shares of common stock per each $1,000 principal amount at maturity of debentures.

Name	Aggregate Principal Amount at Maturity of Debentures Owned before Offering	Aggregate Principal Amount at Maturity of Debentures that may be Sold	Percentage of Debentures that may be Sold	Number of Shares of Common Stock that may be Sold	Percentage of Shares of Common Stock that may be Sold(1)
Alpha U.S. Sub Fund VIII, LLC	$650,000	$650,000	*	5,116	*
Arbitex Master Fund, L.P.	4,000,000	4,000,000	*	31,485	*
Commerzbank A.G.	5,000,000	5,000,000	1.0%	39,357	*
Credit Suisse First Boston Corporation	76,000,000	76,000,000	15.4%	598,226	*
Deephaven Domestic Convertible Trading Ltd.	18,300,000	18,300,000	3.7%	144,046	*
D.E. Shaw Investments, L.P.	4,000,000	4,000,000	*	31,485	*
D.E. Shaw Valence, L.P.	16,000,000	16,000,000	3.2%	125,942	*
First Union National Bank	40,000,000	40,000,000	8.1%	314,856	*
GLG Market Neutral Fund	17,500,000	17,500,000	3.6%	137,749	*
Granville Capital Corporation	25,000,000	25,000,000	5.1%	196,785	*
Knight Securities, LP	1,750,000	1,750,000	*	13,774	*
Lyxor Master Fund	1,000,000	1,000,000	*	7,871	*
Peoples Benefit Life Insurance Company Teamsters	5,000,000	5,000,000	1.0%	39,357	*
St. Albans Partners Ltd.	5,000,000	5,000,000	1.0%	39,357	*
Tour Societe Generale	8,000,000	8,000,000	1.6%	62,971	*
Trident Global Investors Portfolio, LTD	2,000,000	2,000,000	*	15,742	*
USB AG London Branch	15,000,000	15,000,000	3.0%	118,071	*

White River Securities L.L.C.	5,000,000	5,000,000	1.0%	39,357	*
Unknown(2)	243,200,000	243,200,000	49.4%	1,914,324	*

*
Less than 1.0%

(1)
Based on 210,859,510 shares of common stock outstanding as of September 1, 2001.

(2)
The name "Unknown" represents the remaining selling securityholders. We are unable to provide the names of these securityholders because some of these debentures are currently evidenced by a global note which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee.

    If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of debentures pursuant to the registration statement, we may supplement this prospectus to include that information.

PLAN OF DISTRIBUTION

    We will not receive any of the proceeds from the sale of the debentures and the underlying common stock offered by this prospectus. The debentures and the underlying common stock may be sold from time to time to purchasers:

  •
  directly by the selling securityholders; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the debentures and the underlying common stock.

    The selling securityholders and any such broker-dealers or agents who participate in the distribution of the debentures and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the debentures and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities as underwriters under the Securities Act.

    If the debentures and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

    The debentures and the underlying common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

    These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the debentures and underlying common stock may be listed or quoted at the time of the sale, including the New York Stock Exchange in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

    These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

    In connection with the sales of the debentures and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the debentures and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the debentures and the underlying common stock short and deliver debentures and the underlying common stock to close out short positions, or loan or pledge debentures and the underlying common stock to broker-dealers that in turn may sell the debentures and the underlying common stock.

    To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the debentures and the underlying common stock by the selling securityholders. Selling securityholders may sell any or all of the debentures and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus.

    The outstanding shares of our common stock trades on the New York Stock Exchange under the symbol "BBY."

    There can be no assurance that any selling securityholder will sell any or all of the debentures or the underlying common stock pursuant to this prospectus. In addition, any debentures or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

    The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities relating to the particular debentures and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

    We and the selling securityholders will be indemnified by the others against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

    We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the debentures and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

    We will use our reasonable efforts to keep the registration statement, of which this prospectus is a part, effective for a period of two years from the date of its effectiveness or such shorter period that will terminate at the earlier of:

  •
  the sale, pursuant to the registration statement to which this prospectus relates, of all the securities registered under the registration statement; and

  •
  the time when all the securities registered under the registration statement are no longer restricted securities (as defined in Rule 144 under the Securities Act.

Our obligation to keep the registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may prohibit offers and sales of the debentures and the underlying common stock pursuant to the registration statement to which this prospectus relates.

VALIDITY OF SECURITIES

    The validity of the debentures, the guarantees and the common stock issuable upon conversion will be passed upon for Best Buy by Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota.

EXPERTS

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 3, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated by reference in reliance on Ernst & Young LLP's report pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission), given on their authority as experts in accounting and auditing. The consolidated financial statements of Musicland Stores Corporation on December 31, 2000 and December 31, 1999 and for each of the three years in the period ended December 31, 2000, included in our Current Report on Form 8-K filed on March 29, 2000 and incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts (or, as experts in accounting and auditing) in giving said reports.

$492,400,000

BEST BUY CO., INC.

Convertible Debentures due June 27, 2021

Convertible into

Common Stock

Guaranteed as to Payment of Principal and Interest
by Certain Subsidiaries of Best Buy Co., Inc.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrants in connection with the distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$79,400
Printing expenses	75,000
Accounting fees and expenses	15,000
Legal fees and expenses	25,000
Trustee and Transfer Agent fees and expenses	12,500
Miscellaneous expenses	3,100

Total	$210,000

Item 15. Indemnification of Directors and Officers

    Best Buy Co., Inc. is subject to the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A. Minnesota Statutes, Section 302A.521, provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.

    In addition, Best Buy Co., Inc.'s articles of incorporation, as amended, provide that a director thereof shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director's duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for paying a dividend or approving a stock repurchase in violation of Minnesota Statutes, Section 302A.551; (4) for violating the securities registration or anti-fraud provisions of Minnesota Statutes, Section 80A.23; (5) for any transaction from which the director derived an improper personal benefit; or (6) for acts or omissions occurring prior to the date when the relevant provision of the articles of incorporation became effective. The articles of incorporation do not limit directors' liability for violations of the federal securities laws. Best Buy Co., Inc.'s articles of incorporation are consistent with the Minnesota Business Corporation Act and if such act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Best Buy Co., Inc. would be eliminated or limited to the fullest extent permitted by Minnesota law.

II–1

    As of September 1, 2000, Best Buy Co., Inc. obtained a Directors' and Officers' Liability Insurance Policy, with coverage of $150 million, subject to various deductibles and exclusions from coverage. There is no coverage for liabilities arising in connection with the filing of a registration statement by Best Buy Co., Inc. under the Securities Act or under any underwriting agreement entered into in connection with a public offering of securities.

Item 16. Exhibits

4.1	Indenture, dated as of June 27, 2001, between Best Buy Co., Inc., its Restricted Subsidiaries identified therein as Guarantors, and Wells Fargo Bank Minnesota, National Association.
4.2
Registration Rights Agreement, dated June 27, 2001, between Best Buy Co., Inc., its Restricted Subsidiaries identified therein as Guarantors, Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
5.1	Opinion of Robins, Kaplan, Miller & Ciresi L.L.P., dated September 21, 2001.
8.1	Opinion of Ernst & Young LLP, dated September 19, 2001, as to certain U.S. Federal income tax matters.
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Arthur Andersen LLP.
23.3	Consent of Robins, Kaplan, Miller & Ciresi L.L.P. (see Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page).
25.1	Statement of Eligibility and Qualification of Trustee on Form T-1.

Item 17. Undertakings

    a.  The undersigned registrants hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase and decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or Section 15(d)

II–2

    of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    b.  The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Best Buy Co., Inc.'s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    c.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the financial adjudication of such issue.

    d.  The undersigned registrants hereby undertake that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Best Buy Co., Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

BEST BUY CO., INC.
By:	/s/ RICHARD M. SCHULZE Richard M. Schulze Chairman and Chief Executive Officer

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of Best Buy Co., Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ RICHARD M. SCHULZE Richard M. Schulze	Chairman, Chief Executive Officer (principal executive officer) and Director
/s/ DARREN R. JACKSON Darren R. Jackson	Senior Vice President—Finance, Treasurer and Chief Financial Officer (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ ROBERT T. BLANCHARD Robert T. Blanchard	Director
/s/ JACK W. EUGSTER Jack W. Eugster	Director

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/s/ KATHY HIGGINS VICTOR Kathy Higgins Victor	Director
/s/ ELLIOT S. KAPLAN Elliot S. Kaplan	Director
/s/ ALLEN U. LENZMEIER Allen U. Lenzmeier	Director
/s/ MARK C. THOMPSON Mark C. Thompson	Director
/s/ FRANK D. TRESTMAN Frank D. Trestman	Director
/s/ HATIM A. TYABJI Hatim A. Tyabji	Director
/s/ JAMES C. WETHERBE James C. Wetherbe	Director

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, BBC Insurance Agency, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

BBC INSURANCE AGENCY, INC.
By:	/s/ ALLEN U. LENZMEIER Allen U. Lenzmeier President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of BBC Insurance Agency, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ ALLEN U. LENZMEIER Allen U. Lenzmeier	President (principal executive officer) and Director
/s/ DARREN R. JACKSON Darren R. Jackson	Senior Vice President—Finance, Treasurer and Chief Financial Officer (principal financial and accounting officer) and Director
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, BBC Investment Co. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

BBC INVESTMENT CO.
By:	/s/ RICHARD M. SCHULZE Richard M. Schulze Chairman and Chief Executive Officer

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of BBC Investment Co. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ RICHARD M. SCHULZE Richard M. Schulze	Chairman and Chief Executive Officer (principal executive officer)
/s/ DARREN R. JACKSON Darren R. Jackson	Senior Vice President—Finance and Treasurer (principal financial and accounting officer)
/s/ ALLEN U. LENZMEIER Allen U. Lenzmeier	Director

II–7

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, BBC Property Co. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

BBC PROPERTY CO.
By:	/s/ RICHARD M. SCHULZE Richard M. Schulze Chief Executive Officer

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of BBC Property Co. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ RICHARD M. SCHULZE Richard M. Schulze	Chief Executive Officer (principal Executive officer) and Director
/s/ DARREN R. JACKSON Darren R. Jackson	Senior Vice President—Finance, Treasurer (principal financial and accounting officer) and Director
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ ALLEN U. LENZMEIER Allen U. Lenzmeier	Director

II–8

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Best Buy Stores, L.P. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

BEST BUY STORES, L.P.
By:	BBC Property Co., General Partner
By	/s/ RICHARD M. SCHULZE Richard M. Schulze Chief Executive Officer

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of BBC Property Co., General Partner of Best Buy Stores, L.P., in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ RICHARD M. SCHULZE Richard M. Schulze	Chief Executive Officer (principal executive officer) and Director
/s/ DARREN R. JACKSON Darren R. Jackson	Senior Vice President—Finance, Treasurer (principal financial and accounting officer) and Director
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ ALLEN U. LENZMEIER Allen U. Lenzmeier	Director

II–9

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Best Buy Purchasing LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

BEST BUY PURCHASING LLC
By:	/s/ RICHARD M. SCHULZE Richard M. Schulze Chief Executive Officer

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of Best Buy Purchasing LLC in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ RICHARD M. SCHULZE Richard M. Schulze	Chief Executive Officer (principal executive officer)
/s/ DARREN R. JACKSON Darren R. Jackson	Senior Vice President (principal financial and accounting officer) and Director
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ ALLEN U. LENZMEIER Allen U. Lenzmeier	Director

II–10

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, BestBuy.com, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

BESTBUY.COM, INC.
By:	/s/ JOHN C. WALDEN John C. Walden President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of BestBuy.com, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ JOHN C. WALDEN John C. Walden	President (principal executive officer) and Director
/s/ DARREN R. JACKSON Darren R. Jackson	Senior Vice President—Finance and Treasurer (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ ALLEN U. LENZMEIER Allen U. Lenzmeier	Director

II–11

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Best Buy Concepts, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

BEST BUY CONCEPTS, INC.
By:	/s/ RICHARD M. SCHULZE Richard M. Schulze Chairman and Chief Executive Officer

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of Best Buy Concepts, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ RICHARD M. SCHULZE Richard M. Schulze	Chairman and Chief Executive Officer (principal executive officer)
/s/ DARREN R. JACKSON Darren R. Jackson	Senior Vice President—Finance and Treasurer (principal financial and accounting officer)
/s/ ALLEN U. LENZMEIER Allen U. Lenzmeier	Director

II–12

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Magnolia Hi-Fi, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

MAGNOLIA HI-FI, INC.
By:	/s/ JAMES L. TWETEN James L. Tweten President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of Magnolia Hi-Fi, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ JAMES L. TWETEN James L. Tweten	President (principal executive officer) and Director
/s/ KURT W. FROST Kurt W. Frost	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ ALLEN U. LENZMEIER Allen U. Lenzmeier	Director

II–13

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Musicland Stores Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

MUSICLAND STORES CORPORATION
By:	/s/ KEVIN P. FREELAND Kevin P. Freeland President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of Musicland Stores Corporation in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ KEVIN P. FREELAND Kevin P. Freeland	President (principal executive officer) and Director
/s/ MARC I. GORDON Marc I. Gordon	Vice President of Finance (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ DARREN R. JACKSON Darren R. Jackson	Director
/s/ RICHARD M. SCHULZE Richard M. Schulze	Director

II–14

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, The Musicland Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

THE MUSICLAND GROUP, INC.
By:	/s/ KEVIN P. FREELAND Kevin P. Freeland President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of The Musicland Group, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ KEVIN P. FREELAND Kevin P. Freeland	President (principal executive officer) and Director
/s/ MARC I. GORDON Marc I. Gordon	Vice President of Finance (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ DARREN R. JACKSON Darren R. Jackson	Director
/s/ RICHARD M. SCHULZE Richard M. Schulze	Director

II–15

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Media Play, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

MEDIA PLAY, INC.
By:	/s/ KEVIN P. FREELAND Kevin P. Freeland President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of Media Play, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ KEVIN P. FREELAND Kevin P. Freeland	President (principal executive officer) and Director
/s/ MARC I. GORDON Marc I. Gordon	Vice President of Finance (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ DARREN R. JACKSON Darren R. Jackson	Director
/s/ RICHARD M. SCHULZE Richard M. Schulze	Director

II–16

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, MG Financial Services, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

MG FINANCIAL SERVICES, INC.
By:	/s/ KEVIN P. FREELAND Kevin P. Freeland President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of MG Financial Services, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ KEVIN P. FREELAND Kevin P. Freeland	President (principal executive officer) and Director
/s/ MARC I. GORDON Marc I. Gordon	Vice President of Finance (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ DARREN R. JACKSON Darren R. Jackson	Director
/s/ RICHARD M. SCHULZE Richard M. Schulze	Director

II–17

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, MLG Internet, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

MLG INTERNET, INC.
By:	/s/ KEVIN P. FREELAND Kevin P. Freeland

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of MLG Internet, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ KEVIN P. FREELAND Kevin P. Freeland	President (principal executive officer) and Director
/s/ MARC I. GORDON Marc I. Gordon	Vice President of Finance (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ DARREN R. JACKSON Darren R. Jackson	Director
/s/ RICHARD M. SCHULZE Richard M. Schulze	Director

II–18

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Musicland Retail, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

MUSICLAND RETAIL, INC.
By:	/s/ KEVIN P. FREELAND Kevin P. Freeland President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of Musicland Retail, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ KEVIN P. FREELAND Kevin P. Freeland	President (principal executive officer) and Director
/s/ MARC I. GORDON Marc I. Gordon	Vice President of Finance (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ DARREN R. JACKSON Darren R. Jackson	Director
/s/ RICHARD M. SCHULZE Richard M. Schulze	Director

II–19

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, On Cue, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

ON CUE, INC.
By:	/s/ KEVIN P. FREELAND Kevin P. Freeland President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of On Cue, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ KEVIN P. FREELAND Kevin P. Freeland	President (principal executive officer) and Director
/s/ MARC I. GORDON Marc I. Gordon	Vice President of Finance (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ DARREN R. JACKSON Darren R. Jackson	Director
/s/ RICHARD M. SCHULZE Richard M. Schulze	Director

II–20

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Request Media, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

REQUEST MEDIA, INC.
By:	/s/ KEVIN P. FREELAND Kevin P. Freeland President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of Request Media, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ KEVIN P. FREELAND Kevin P. Freeland	President (principal executive officer) and Director
/s/ MARC I. GORDON Marc I. Gordon	Vice President of Finance (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ DARREN R. JACKSON Darren R. Jackson	Director
/s/ RICHARD M. SCHULZE Richard M. Schulze	Director

II–21

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Suncoast Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

SUNCOAST GROUP, INC.
By:	/s/ KEVIN P. FREELAND Kevin P. Freeland President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of Suncoast Group, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ KEVIN P. FREELAND Kevin P. Freeland	President (principal executive officer) and Director
/s/ MARC I. GORDON Marc I. Gordon	Vice President of Finance (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ DARREN R. JACKSON Darren R. Jackson	Director
/s/ RICHARD M. SCHULZE Richard M. Schulze	Director

II–22

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Suncoast Motion Picture Company, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

SUNCOAST MOTION PICTURE COMPANY, INC.
By:	/s/ KEVIN P. FREELAND Kevin P. Freeland President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of Suncoast Motion Picture Company, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ KEVIN P. FREELAND Kevin P. Freeland	President (principal executive officer) and Director
/s/ MARC I. GORDON Marc I. Gordon	Vice President of Finance (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ DARREN R. JACKSON Darren R. Jackson	Director
/s/ RICHARD M. SCHULZE Richard M. Schulze	Director

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Suncoast Retail, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

SUNCOAST RETAIL, INC.
By:	/s/ KEVIN P. FREELAND Kevin P. Freeland President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of Suncoast Retail, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ KEVIN P. FREELAND Kevin P. Freeland	President (principal executive officer) and Director
/s/ MARC I. GORDON Marc I. Gordon	Vice President of Finance (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ DARREN R. JACKSON Darren R. Jackson	Director
/s/ RICHARD M. SCHULZE Richard M. Schulze	Director

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, TMG Caribbean, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

TMG CARIBBEAN, INC.
By:	/s/ KEVIN P. FREELAND Kevin P. Freeland President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of TMG Caribbean, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ KEVIN P. FREELAND Kevin P. Freeland	President (principal executive officer) and Director
/s/ MARC I. GORDON Marc I. Gordon	Vice President of Finance (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ DARREN R. JACKSON Darren R. Jackson	Director
/s/ RICHARD M. SCHULZE Richard M. Schulze	Director

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, TMG-Virgin Islands, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

TMG-VIRGIN ISLANDS, INC.
By:	/s/ KEVIN P. FREELAND Kevin P. Freeland President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of TMG-Virgin Islands, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ KEVIN P. FREELAND Kevin P. Freeland	President (principal executive officer) and Director
/s/ MARC I. GORDON Marc I. Gordon	Vice President of Finance (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ DARREN R. JACKSON Darren R. Jackson	Director
/s/ RICHARD M. SCHULZE Richard M. Schulze	Director

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Redline Entertainment, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 24th day of September, 2001.

REDLINE ENTERTAINMENT, INC.
By:	/s/ GARY L. ARNOLD Gary L. Arnold President

    Each person whose signature appears below constitutes and appoints RICHARD M. SCHULZE and DARREN R. JACKSON his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following directors and officers of Redline Entertainment, Inc. in the capacities indicated on the 24th day of September, 2001.

Signature	Title

/s/ GARY L. ARNOLD Gary L. Arnold	President (principal executive officer) and Director
/s/ DARREN R. JACKSON Darren R. Jackson	Senior Vice President—Finance and Treasurer (principal financial and accounting officer)
/s/ BRADBURY H. ANDERSON Bradbury H. Anderson	Director
/s/ ALLEN U. LENZMEIER Allen U. Lenzmeier	Director

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EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of June 27, 2001, between Best Buy Co., Inc., its Restricted Subsidiaries identified therein as Guarantors, and Wells Fargo Bank Minnesota, National Association.
4.2	Registration Rights Agreement, dated June 27, 2001, between Best Buy Co., Inc., its Restricted Subsidiaries identified therein as Guarantors, Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
5.1	Opinion of Robins, Kaplan, Miller & Ciresi L.L.P., dated September 21, 2001.
8.1	Opinion of Ernst & Young LLP, dated September 19, 2001, as to certain U.S. Federal income tax matters.
12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Arthur Andersen LLP.
23.3	Consent of Robins, Kaplan, Miller & Ciresi L.L.P. (see Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page).
25.1	Statement of Eligibility and Qualification of Trustee on Form T-1.

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QuickLinks

TABLE OF CONTENTS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
Best Buy
The Debentures
RISKS RELATED TO THE DEBENTURES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
DESCRIPTION OF DEBENTURES
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX